[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.51

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2006 (the “Effective Date”) by and between EXELIXIS, INC., a Delaware corporation having its principal place of business at 170 Harbor Way, P.O. Box 511, South San Francisco, California 94083-0511 (“Exelixis”), and GENENTECH, INC., a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”). Exelixis and Genentech are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.    Genentech is a health care company that has expertise and capability in researching, developing and marketing human pharmaceuticals.

B.    Exelixis is a drug discovery company that has expertise and proprietary technology relating to therapeutics that modulate signal transduction pathways involved in oncology and other disease areas.

C.    Genentech and Exelixis desire to establish a collaborative development and commercialization program under which Genentech would sponsor certain programs at Exelixis for the generation, screening and research validation of therapeutics directed against a signal transduction pathway target important to oncology. In return, Genentech would have the ability to jointly develop such therapeutics with Exelixis, and to commercialize such therapeutics either on its own or, in the United States, through a co-promotion arrangement with Exelixis.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS
Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) shall have the following meaning set forth in this Article 1, or, if not listed in this Article 1, the meaning as designated in the text of this Agreement.
1.1    “Actual Sales” has the meaning set forth in Exhibit A.
1.2    “Affiliate” means, with respect to a Party, any person, corporation, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with such Party. For purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. In the case of Genentech, for purposes of this Agreement, the term “Affiliate” shall not include Roche Holdings Ltd., Roche Holdings Inc., F. Hoffman-La Roche Ltd., F. Hoffman-La Roche Inc. or any of their Affiliates that is not a Genentech Affiliate.
1.3    “Back-Up Compound” means each of the following: (a) the Existing Back-Ups; and (b) any Program Back-Ups.

1.4    “Back-Up Period” means the period of time beginning on the Effective Date and ending on the later of: (a) [ * ] after the [ * ] (as defined in Section [ * ]; or (b) [ * ] after the [ * ]; provided, however, if [ * ], then such Back-Up Period shall be [ * ] after the [ * ].
1.5    “Back-Up Set” has the meaning set forth in Section 3.3(c).
1.6    “Collaboration” means the program established under this Agreement, which includes collaborative research and certain collaborative development of Collaboration Compounds and Licensed Products, and which may include co-promotion of Licensed Products containing those Collaboration Compounds.
1.7    “Collaboration Compounds” means: (a) the Existing Compound (such Existing Compound shall cease to be a Collaboration Compound if and when Genentech fails to exercise its Opt-In rights with respect to such Existing Compound pursuant to Section 3.4(b)); and (b) Back-Up Compounds (such Back-Up Compounds shall cease to be Collaboration Compounds if and when Genentech fails to exercise its Opt-In rights with respect to such Back-Up Compound pursuant to Section 3.4(c)).
1.8    “Collaborative Development Period” means the period of time beginning as of the Effective Date and ending on the latest to occur of: (a) Genentech’s Opt-In under Section 3.4; (b) the end of the Back-Up Period; and (c) Exelixis’ completion or cessation of all activities under any Exelixis Work Plan.
1.9    “Competing Product” means any product that contains, as its active ingredient, [ * ] identified or optimized [ * ].
1.10    “Competing Program” has the meaning set forth in Section 3.7.
1.11    “Confidential Information” has the meaning set forth in Section 10.1.
1.12    “Control” means ownership or other legal authority or right of a Party or any of its Affiliates to grant a license or sublicense of intellectual property rights to another Party or its Affiliates, without the grant or such license or sublicense alone constituting a material breach of an agreement between that Party (or its Affiliates) and a Third Party.
1.13    “Cover” means, with respect to a particular Patent and a particular Licensed Product (or a Collaboration Compound, as applicable), that the manufacture, use, sale, offer for sale or importation of such Licensed Product (or Collaboration Compound, as applicable) in a country would infringe a Valid Claim of such Patent in that country.
1.14    “DC” or “Development Criteria” means the set of characteristics agreed upon by the Parties prior to the Effective Date and attached to this Agreement as Exhibit B.
1.15    “Derived Inventions” has the meaning set forth in Section 8.5(b).
1.16    “Derived Patents” has the meaning set forth in Section 8.5(b).
1.17    “Development Costs” means the costs actually incurred by or on behalf of a Party for [ * ].
1.18    “Development End-Point” means a set of characteristics agreed upon by the Parties prior to the Effective Date and attached to this Agreement as Exhibit D.
1.19    “Development Plan” has the meaning set forth in Section 3.5.

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.20    “Diagnostic Product” means a product or service, including analysis of human blood or tissue samples, developed or used for the purpose [ * ].
1.21    “Diligent Efforts” means: (a) where applied to carrying out specific tasks and obligations under this Agreement, means deploying appropriate resources [ * ]; and (b) where applied to development or commercialization of a product, the use of efforts and deployment of resources, [ * ].
1.22    “Excluded Compound” means (a) EXEL-5518 and [ * ] of EXEL-5518 if and when Genentech fails to exercise its Opt-In rights with respect to the Existing Compound pursuant to Section 3.4(b), and (b) the Back-Up Compounds (for clarity, including [ * ] thereto) if and when Genentech fails to exercise its Opt-In rights with respect to such Back-Up Compounds pursuant to Section 3.4(c).
1.23    “Exelixis [ * ] Patents” means all Exelixis Licensed Patents that do not Cover [ * ], but that do Cover [ * ]: (a) [ * ] that is [ * ]; or (b) [ * ] that is [ * ] and does not involve the use of a [ * ], where, for purposes of this Section 1.21, [ * ] means that the [ * ] was [ * ], or is otherwise [ * ].  For clarity, an Exelixis Licensed Patent Covering [ * ] shall not be considered an Exelixis Licensed Patent Covering [ * ].
1.24    “Exelixis Diagnostic IP” means either or both: (a) all Information (excluding any Patents) Controlled by Exelixis, including Information Controlled jointly with Genentech, as of the Effective Date or during the term of this Agreement, that (i) [ * ] for Genentech to develop, manufacture or commercialize a Diagnostic Product and (ii) was developed by Exelixis prior to the Effective Date or pursuant to this Agreement; and (b) all Patents that are Controlled by Exelixis, including Patents Controlled jointly with Genentech, as of the Effective Date or at any time during the term of this Agreement, to the extent such Patents (i) claim an invention made by Exelixis prior to the Effective Date or pursuant to this Agreement and (ii) (1) Cover a Diagnostic Product; [ * ] for Genentech to develop, manufacture or commercialize any Diagnostic Product.
1.25    “Exelixis Licensed Know-How” means all proprietary Information (excluding any Patents) and all proprietary Material Controlled by Exelixis, including proprietary Information and proprietary Material Controlled jointly with Genentech, as of the Effective Date or at any time during the term of this Agreement, that is (a) related to a Collaboration Compound (or a composition containing that Collaboration Compound or the manufacturing or use of that Collaboration Compound) [ * ] for Genentech to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement.
1.26    “Exelixis Licensed IP” means the Exelixis Licensed Know-How and the Exelixis Licensed Patents.
1.27    “Exelixis Licensed Patents” means all Patents that are Controlled by Exelixis, including Patents Controlled jointly with Genentech, as of the Effective Date or at any time during the term of this Agreement, that: (a) Cover a Collaboration Compound; [ * ] for Genentech exercise the rights licensed to it under this Agreement or to perform its obligations under the Agreement.
1.28    “Exelixis Work Plan” means any written plan agreed by the Parties with respect to, or used by the Parties as the basis of engaging in, any of the following activities: (a) pre-clinical studies and Phase I Clinical Trials of the Existing Compound; and (b) identification, discovery, optimization, research, pre-clinical studies or Phase I Clinical Trials of or related to Back-Up Compounds pursuant to Section 3.3.
1.29    “Existing Back-Ups” means [ * ], and [ * ].
1.30    “Existing Compound” means any or all of the following: (a) EXEL-5518 (or XL-518); and (b) all [ * ] of EXEL-5518 (or XL-518).
1.31    “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.32    “Field” means all human prophylactic and therapeutic uses.
1.33    “Financial Appendix” means Exhibit A to this Agreement, which sets forth certain terms and conditions related to sharing of costs, expenses and profits for Licensed Product(s) in the Profit-Share Territory.
1.34    “First Commercial Sale” means, for any Licensed Product, and on a country-by-country basis in each country in which that Licensed Product is sold, the first arm’s-length sale to a Third Party for use or consumption by an end-user of that Licensed Product in that country, after obtaining Regulatory Approval for sale of that Licensed Product in that country. A First Commercial Sale shall not include a sale of any Licensed Product for use in clinical trials, for research or for other non-commercial uses, or supply of a Licensed Product as part of a compassionate use or similar program.
1.35    “FTE” means the equivalent of a full-time employee’s work time over a twelve (12) month period (including normal vacations, sick days and holidays). [ * ].
1.36    “GAAP” means United States generally accepted accounting principles, consistently applied.
1.37    “Genentech Know-How” means all proprietary Information (excluding any Patents) and any proprietary Material Controlled by Genentech, including proprietary Information and proprietary Material Controlled jointly with Exelixis, as of the Effective Date or at any time during the term of this Agreement that is: (a) related to an Excluded Compound or Collaboration Compound (or a composition containing that Excluded Compound or Collaboration Compound, or the manufacturing or use of that Excluded Compound or Collaboration Compound); [ * ] for Exelixis to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement, but only to the extent such Information is created, or such Material is synthesized or first produced, by or on behalf of Genentech (solely or jointly with Exelixis) pursuant to performing Genentech’s obligations or exercising Genentech’s rights under the Agreement (including performing Genentech Research).
1.38    “Genentech Licensed IP” means the Genentech Know-How and the Genentech Licensed Patents.
1.39    “Genentech Licensed Patents” means any and all Patents that are Controlled by Genentech, including Patents Controlled jointly with Exelixis, as of the Effective Date or at any time during the term of this Agreement, that: (a) Cover a Collaboration Compound or an Excluded Compound; [ * ] for Exelixis to exercise the rights licensed to it under the Agreement or to perform its obligations under the Agreement, but only, under each of (a) and (b), such Patents claiming inventions conceived and reduced to practice by or on behalf of Genentech pursuant to performing Genentech’s obligations or exercising Genentech’s rights under the Agreement (including performing Genentech Research).
1.40    “Genentech Research IP” means any and all: (a) Patents that are Controlled by Genentech, including Patents Controlled jointly with Exelixis, as of the Effective Date or at any time during the Collaborative Development Period that are [ * ] for Exelixis to perform its obligations under Article 3 or Section 4.1 or the Co-Promotion Agreement, and (b) Information and Materials provided by Genentech to Exelixis for the purpose of Exelixis performing its obligations under Article 3 or Section 4.1 or the Co-Promotion Agreement.
1.41    “Genentech Research” has the meaning set forth in Section 3.2(c).
1.42    “[ * ]” has the meaning set forth in Section [ * ].
1.43    “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application in any country outside the U.S. where a regulatory filing is required or obtained to conduct a clinical trial.
1.44    “Information” means information (including results and data), in any tangible or intangible form, including without limitation, inventions, databases, methods, techniques, assays, processes, specifications,

4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

formulations, formulae, skills, experience, manufacturing information, financial data, test data including pharmacological, biological, models, designs, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, quality assurance data, stability data, studies and procedures, and legal information or descriptions.
1.45    “Joint Patent” has the meaning set forth in Section 9.1.
1.46    “Joint Project Team” or “JPT” means the subcommittee described in Section 2.2.
1.47    “Joint Promotion Plan” has the meaning set forth in Section 2.3(b).
1.48    “Joint Steering Committee” or “JSC” means the committee described in Section 2.1.
1.49    “Licensed Product” means any product that contains a Collaboration Compound.
1.50    “Major Market Countries” means Germany, France, United Kingdom, Spain, Italy and Japan.
1.51    “Manufacture” means the development of manufacturing process for, and the manufacture and supply (including formulation, packaging and finishing when applicable) of, active pharmaceutical ingredient, bulk drug substance, drug product and/or placebos to support pre-clinical or clinical development or commercialization, as the case may be.
1.52    “Material” means physical and biological material of any type, including excipients, active pharmaceutical ingredient, bulk drug substance, drug product and/or placebos, cell media, cell lines, chemical compounds and reagents.
1.53    “MEK” means the gene for the mitogen-activated protein kinase kinase 1 (also known as MAP2K1) for any mammalian species, and the protein (or fragment or epitope thereof) encoded by such gene, and naturally occurring variants and fragments thereof.
1.54    “MEK Compound” means any small molecule compound that inhibits the Program Target at or below the Target Potency Threshold.
1.55    “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, or the equivalent application or filing in country other than the United States (as applicable).
1.56    “Net Sales” means, with respect to a particular time period, the gross amount invoiced by Genentech, its Affiliates and its sublicensees for sales of Licensed Products (such products being in final form intended for use by the end user) in arms length transactions with Third Parties during such time period, less the following charges or expenses, to the extent each is actually incurred and included in the invoiced gross sales price: (a) trade, cash and quantity discounts; (b) credits or allowances given or made for rejection or return of previously sold Licensed Products or for retroactive price reductions (including rebates similar to Medicare and/or Medicaid); (c) sales tax, VAT taxes, and other taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates or refunds, that are borne by the seller thereof and that are not refundable and to the extent noncreditable; (d) charges for freight and insurance directly related to the distribution of the Licensed Products (to the extent not paid by the Third Party customer); and (e) discounts pursuant to indigent patient programs and patient discount programs, including the impact of price caps and patient assistance programs. Sales between Genentech and its Affiliates or sublicensees shall be disregarded for purposes of calculating Net Sales, so long as each sale of a Licensed Product in final form intended for use by the end user is otherwise included in “Net Sales.” Notwithstanding anything herein to the contrary, in all cases Net Sales shall be determined in accordance with GAAP.

5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In the event a Licensed Product is sold in combination with one or more other active pharmaceutical ingredients (as used in this definition of Net Sales, a “Combination”), then Net Sales shall be calculated by multiplying the Net Sales of such Combination by the fraction A/B, where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the Combination. In the event that no such separate sales are made, Net Sales for royalty determination shall be made by the Parties in good faith, based on the market price (or if the market price is not available, the relative value) for each component of the Combination.
Genentech and Exelixis agree that for purposes of this definition, [ * ] shall not be deemed to be “active pharmaceutical ingredients”, the presence of which in a Licensed Product would be deemed to create a Combination subject to the terms of the preceding paragraph.
If a Licensed Product is sold under a bundled or capitated arrangement with other products of a Party and its sublicensees, then, solely for the purpose of calculating Net Sales, any [ * ] shall be [ * ], than [ * ].
1.57    “Operating Profit (Loss)” has the meaning set forth in the Financial Appendix.
1.58    “Other Territory” means worldwide, excluding the Profit-Share Territory.
1.59    “Patents” means all: (a) U.S. issued patents, re-examinations, reissues, renewals, extensions and term restorations, inventors’ certificates and foreign counterparts thereof; (b) pending applications for U.S. patents, including provisional applications, continuations, continuations-in-part, continued prosecution, divisional and substitute applications; and (c) non-U.S. counterparts or equivalents of the foregoing in subsection (a) and (b).
1.60    “Phase I Clinical Trial” means a human clinical trial with a principal purpose of preliminarily determining the safety of a pharmaceutical product in healthy individuals or patients as required in 21 C.F.R. §312.21(a), or similar clinical study in a country other than the United States, and for which there are no primary endpoints related to efficacy.
1.61    “Phase II Clinical Trial” means a human clinical trial with a principal purpose of determining efficacy and dosing of a pharmaceutical products in patients with the disease being studied as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the United States.
1.62    “Phase III Clinical Trial” means a human clinical trial with a principal purpose of establishing safety and efficacy of a pharmaceutical product in patients with the disease being studied as required in 21 C.F.R. §312.21(c) or similar clinical study in a country other than the United States. A Phase III Clinical Trial shall also include any other human clinical trial intended as a pivotal trial for Regulatory Approval purposes, or that results in data actually used to support the filing of a Marketing Approval Application, whether or not such trial is a traditional Phase III Clinical Trial.
1.63    “Profit-Share Territory” means the fifty (50) states of the United States, Puerto Rico, and the District of Columbia.
1.64    “Program Back-Up” means each small molecule compound that: (a) is identified, optimized and/or developed by Exelixis pursuant to Article 3 of this Agreement; and (b) is a MEK Compound, including all [ * ] of such MEK Compound.
1.65    “Program Target” means MEK.
1.66    “Regulatory Approval” means all necessary approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Medicines Evaluation Agency), regional, state or local regulatory agency, department,

6.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

bureau, commission, council or other governmental entity, have been obtained for the manufacture, distribution, use or sale of that product in a regulatory jurisdiction.
1.67    “[ * ]” has the meaning set forth in Section [ * ].
1.68    “Subsequent Opt-In Expiration Date” has the meaning set forth in Section 3.4(c)(ii).
1.69    “Target Potency Threshold” means, if a compound is “at or below the Target Potency Threshold,” the compound in question [ * ] the [ * ] of the Program Target with [ * ] in [ * ] TPT Assays.
1.70    “Target Candidate Profile” or “TCP” means a set of characteristics agreed upon by the Parties prior to the Effective Date and attached to this Agreement as Exhibit C.
1.71    “Third Party” means any entity other than a Party or a Party’s Affiliate.
1.72    “TPT Assays” means: (a) the [ * ] Assay as described on [ * ] for EXEL-5518 dated [ * ] Assay as described on [ * ].
1.73    “Transfer Plan” has the meaning set forth in Section 3.5(c).
1.74    “Valid Claim” means any claim of an issued Patent that has not: (a) expired or been abandoned: (b) been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period: or (c)  [ * ].
ARTICLE 2

GOVERNANCE
2.1    Joint Steering Committee.
(a)    Membership. Within [ * ] after the Effective Date, the Parties shall establish a Joint Steering Committee, or JSC, to coordinate activities on which the Parties collaborate under this Agreement with respect to Licensed Product(s) in the Profit-Share Territory. The JSC shall consist of two (2) representatives from each Party. Each Party shall designate one (1) of its representatives as the co-chairperson of the JSC. Each Party may replace its appointed JSC representatives or co-chairperson at any time upon reasonable written notice to the other Party.
(b)    Responsibilities. The responsibilities of the JSC shall be:
(i)    to communicate regarding the overall strategy for the development and commercialization of Licensed Product(s) in the Profit-Share Territory and in the Field;
(ii)    to facilitate the exchange of Information between the Parties with respect to the activities hereunder and to establish procedures for the efficient sharing of Information and Materials necessary for development and commercialization of the Licensed Product(s) hereunder;
(iii)    to share and discuss the Parties’ performance against the Development End-Point, Exelixis’ performance on an Exelixis Work Plan, and Genentech’s progress on a Development Plan, in each case at least on a [ * ] basis;
(iv)    to share and discuss the data generated by or on behalf of the Parties in the course of performance (1) towards the Development End-Point, (2) under the Development Plan or any Exelixis Work Plan, and (3) of Genentech Research;

7.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(v)    to create subcommittees as the JSC may find necessary or desirable from time to time for implementation of the research, development and commercialization hereunder, including without limitation the JPT and the JCC;
(vi)    to oversee the activities of subcommittees created under this Agreement, and to seek to resolve any issues that such subcommittees cannot resolve, including without limitation issues referred to it from the JPT or the JCC; and
(vii)    to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.
(c)    Guiding Principles. The JSC shall perform its responsibilities under this Agreement based on the principles of diligence, prudence and good scientific and business judgment. The JSC shall have only the powers assigned expressly to it under this Article 2 and elsewhere in this Agreement, and the JSC shall not have any power to amend, modify or waive compliance under this Agreement.
(d)    Decision Making. The JSC shall make decisions unanimously, with each Party’s representatives collectively having one (1) vote and at least one (1) representative from each Party present. In the event the JSC cannot reach an agreement regarding a decision within the JSC’s authority for a period of [ * ], then, for the Collaboration: (i) Exelixis shall make the final determination in its sole discretion if such decision is regarding the [ * ] of Collaboration Compound(s) [ * ], provided that Genentech shall make the final determination in its sole discretion if such decision is regarding whether Exelixis [ * ] with respect to [ * ]; and (ii) Genentech shall make the final determination in its sole discretion if such decision is regarding the [ * ] of Licensed Product(s) [ * ] (although notwithstanding Genentech’s sole discretion under this Section, Genentech continues to be subject to [ * ]). When either Party makes final determinations under this Section, that final determination shall be consistent with the terms of this Agreement. Disputes regarding matters not within the responsibilities of the JSC shall be resolved pursuant to Section 15.3.
(e)    JSC Meetings. JSC meetings shall be held [ * ], or on another schedule agreed by the Parties, with ad hoc meetings as necessary, particularly to address issues described in Section 3.2(d). With the consent of the representatives of each Party serving on the JSC, other representatives of each Party may attend meetings as nonvoting observers (provided such nonvoting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). A JSC meeting may be held by audio, video or internet teleconference with the consent of each Party, but at least half (1/2) of the minimum number of meetings shall be held in person, in South San Francisco, California. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings. The Parties will alternate hosting the meeting, and the Party hosting is responsible for preparing and circulating the minutes of the JSC meetings.
(f)    No Decisions. Notwithstanding anything to the contrary in this Agreement, no decision by either Party would be effective if such decision requires the other Party to breach any obligation or agreement with a Third Party, or to perform any activities that are materially different or greater in scope than those provided for specifically under this Agreement.

8.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.2    Joint Project Team.
(a)    Membership. The JSC shall establish a JPT as a subcommittee to coordinate activities to be performed by Exelixis, or jointly by Exelixis and Genentech during the Collaborative Development Period. The JPT shall consist of two (2) representatives from each Party. Each Party may replace its appointed JPT representatives at any time upon reasonable written notice to the other Party. Each Party shall designate one (1) of its representatives as the co-chairpersons of the JPT.
(b)    Responsibilities. The responsibilities of the JPT shall include:
(i)    to serve as the ongoing liaison between the Parties during the Collaborative Development Period;
(ii)    to collect the data generated by the Parties in the course of activities during the Collaborative Development Period;
(iii)    to coordinate efforts related to research and development during the Collaborative Development Period; and
(iv)    to perform such other functions as appropriate to further the purposes of this Agreement as directed by the JSC.
The JPT shall not have the right to amend this Agreement.
(c)    Decision Making. The JPT shall make decisions unanimously, and each Party’s representatives shall collectively have one (1) vote. In the event the JPT cannot reach an agreement regarding a decision within the JPT’s authority for a period of [ * ], the JPT shall refer such matter to the JSC for resolution pursuant to Section 2.1(d).
(d)    JPT Meetings. JPT meetings shall be held at least [ * ] during the Collaborative Development Period prior to an Opt-In by Genentech and, after Opt-In by Genentech but before the end of the Collaborative Development Period, at the request of the JSC. Other representatives of each Party may attend meetings as nonvoting observers (provided such nonvoting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). A JPT meeting may be held by audio, video or internet teleconference with the consent of each Party, but at least half (1/2) of the minimum number of meetings in each year shall be held in person, in South San Francisco, California. Meetings of the JPT shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the JPT meetings. The Parties will alternate hosting the meeting, and the Party hosting is responsible for preparing and circulating the minutes of the JPT meetings.
2.3    Joint Commercialization Committee.
(a)    Membership. Within [ * ] after [ * ], the Parties shall establish a JCC to coordinate the co-promotion of Licensed Product(s) in the Profit-Share Territory. The JCC shall consist of two (2) representatives from each Party. Each Party may replace its appointed JCC representatives at any time upon reasonable written notice to the other Party. Each Party shall designate one (1) of its representatives as the co-chairpersons of the JCC. The JCC shall exist only during the period in which Exelixis is performing co-promotion activities with respect to a Licensed Product under this Agreement.
(b)    Responsibilities. The responsibilities of the JCC shall include:

9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)    within [ * ] after the establishment of the JCC, to prepare and approve a joint promotion plan governing the Parties’ promotional activities with respect to the Licensed Products in the Profit-Share Territory (the “Joint Promotion Plan”);
(ii)    to coordinate activities designed to create, provide training for, deploy and manage a sales force for any Licensed Product;
(iii)    to coordinate regarding sales force responsibilities, and to communicate adjustments in sizing of those sales forces for each Licensed Product as appropriate (subject to Section 5.2);
(iv)    to communicate and coordinate regarding promotion of Licensed Products;
(v)    to communicate and coordinate regarding integration of Licensed Products into the managed care system;
(vi)    to perform such other functions as appropriate to further the purposes of this Agreement as directed by the JSC.
(c)    Decision Making. The JCC shall make decisions unanimously, and each Party’s representatives shall collectively have one (1) vote. In the event the JCC cannot reach an agreement regarding a decision within the JCC’s authority for a period of [ * ], Genentech shall have the final authority to make the determination, so long as that determination is consistent with this Agreement and the Co-Promotion Agreement.
(d)    JCC Meetings. JCC meetings shall be held at least [ * ]. With the consent of the representatives of each Party serving on the JCC, other representatives of each Party may attend meetings as nonvoting observers (provided such nonvoting observers have confidentiality obligations to such Party that are at least as stringent as those set forth in this Agreement). A JCC meeting may be held by audio, video or internet teleconference with the consent of each Party, but at least half (1/2) of the minimum number of meetings in each year shall be held in person, in South San Francisco, California. Meetings of the JCC shall be effective only if at least one (1) representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the JCC meetings. The Parties will alternate hosting the meeting, and the Party hosting is responsible for preparing and circulating the minutes of the JCC meetings.
ARTICLE 3

DEVELOPMENT
3.1    DC, TCP and Development End-Point. The Parties have agreed on the DC and TCP, which are attached as Exhibit B and Exhibit C to this Agreement, respectively. The Parties have also agreed on the Development End-Point, which is described in Exhibit D to this Agreement. The DC, TCP and Development End-Point criteria may be amended only by the Parties’ mutual written agreement. The Parties agree that the Existing Compound meets the DC and TCP. For other Collaboration Compounds, the JSC shall determine whether such Collaboration Compound has met the DC or TCP based on meeting all of the objective criteria set forth in Exhibit B or Exhibit C, respectively.
3.2    Research and Development Activities for Existing Compound Prior to Opt-In.
(a)    Development by Exelixis for Existing Compound. Exelixis shall, at its expense, use Diligent Efforts to reach the Development End-Point set forth on Exhibit D (Development End-Point) for the Existing Compound, by conducting and completing the clinical development activities set forth on Exhibit D.
(b)    Exelixis’ Provision of Existing Compound. If Genentech will be engaging in Genentech Research pursuant to Section 3.2(c), then Exelixis shall make available to Genentech, at [ * ], any amount that may be

10.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

required to perform the Genentech Research. Exelixis shall use all reasonable efforts to make such amounts available within [ * ] after Genentech’s request. Prior to exercising its Opt-In right, Genentech shall only have the right to use the Existing Compound for the purpose of performing the Genentech Research as described in Section 3.2(c) below.
(c)    Pre-Opt-In Studies.
(i)    The Parties agree that, prior to Genentech’s exercise of its Opt-In (A) the studies set forth in Exhibit E (“Planned Pre-Opt-In Studies”) are planned to be performed for the Existing Compound, and (B) other studies mutually agreed by the Parties (“Other Pre-Opt-In Studies”) may be performed for the Existing Compound (collectively, the “Pre-Opt-In Studies”). The Planned Pre-Opt-In Studies shall be performed by Exelixis [ * ], upon written request of Genentech (which request may be made on a study-by-study basis, and need not be for all such Planned Pre-Opt-In Studies, and further where such request is provided more than [ * ] after the Effective Date, the last sentence of Section 3.4(a) applies), with the exception that Genentech shall be the Party (either by itself or through a Third Party contractor selected by Genentech) performing the [ * ] as set forth on Exhibit E [ * ] (such [ * ], the “Genentech Research”). Unlike the Planned Pre-Opt-in Studies, which Exelixis shall undertake if so requested by Genentech, whether the Other Pre-Opt-In Studies will be performed, by whom, and the protocols for those studies are all subject to mutual agreement of the Parties, through the JSC without either Party having the trump vote over the matter. For the Planned Pre-Opt-In Studies requested by Genentech, Exelixis shall submit the proposed protocols for Genentech’s review, and shall incorporate all reasonable comments made by Genentech to the extent reasonable and practical, and provided that such comments are provided to Exelixis in a timely manner. If the Parties cannot agree on any such protocol, then the matter shall be referred to [ * ] of Exelixis and Genentech’s [ * ], and such executives shall resolve the [ * ]. If such matter cannot be resolved by such executives within such [ * ] period, [ * ].
(ii)    If Genentech engages a Third Party to perform any Other Pre-Opt-In Studies, then the Parties shall mutually agree upon a Third Party for the performance of such Other Pre-Opt-In Studies. Genentech shall engage any Third Party to perform the Genentech Research or any Other Pre-Opt-In Studies only pursuant to an agreement which sets forth such Third Party’s confidentiality and non-use obligations at least as stringent as those set forth in this Agreement for Exelixis proprietary Information and Exelixis proprietary Materials transferred to such Third Party by Genentech, and which requires that all inventions and intellectual property made by the Third Party in the course of those activities shall be Controlled by Genentech and included within the definition of “Genentech Licensed IP” as if developed by Genentech.
(iii)    If Genentech undertakes Genentech Research, Other Pre-Opt-In Studies or otherwise obtains the Existing Compound prior to exercising its Opt-In right, then Genentech shall not, prior to exercise of its Opt-In right: (A) perform any research in connection with that Existing Compound other than the Genentech Research; (B) use the Existing Compound in [ * ] Collaboration Compound; (C) perform tests with such Existing Compound [ * ] Collaboration Compound; (D) transfer the Existing Compound to any Third Party except as specified above in this Section 3.2(c); or (E) attempt to elucidate the chemical structure of the Existing Compound; or (F) use, prior to Genentech’s exercise of its Opt-In, any: (1) data or results arising from such Genentech Research or Other Pre-Opt-In Studies; or (2) [ * ], in each case in any manner outside the Collaboration, including without limitation in connection with the Competing Program. Genentech may use data and results from the Genentech Research for decision-making regarding [ * ] generally, and Genentech may use data and results from the Genentech Research and Other Pre-Opt-In Studies for decision-making regarding development decisions of a Collaboration Compound or Licensed Product. For clarity, the provisions of Section 7.4 apply to the performance of the Genentech Research, any Other Pre-Opt-In Studies, or other delivery of Existing Compound prior to exercising Genentech’s Opt-In right.
(d)    Sharing of Data. During the Collaborative Development Period, at each meeting of the JPT and each meeting of the JSC: (i) Exelixis shall deliver to Genentech an update on any ongoing Phase I Clinical Trial, and other Information regarding research or pre-clinical studies, with respect to the Existing Compound or any other Collaboration Compound (including any Pre-Opt-In Study), provided, however, that Exelixis is not required to provide [ * ] except as set forth in Section [ * ]; and (ii) Genentech shall deliver to Exelixis an update on the data and results generated on any Genentech Research conducted by Genentech or a Third Party contractor pursuant to Section

11.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2(c) above. Each Party shall have the right to use the data and results received from the other Party under this Section 3.2(d) solely to perform its obligations under this Agreement or to exercise its rights under this Agreement, and, prior to Genentech exercising its Opt-In right, neither Party shall have the right to publish such data and results without the other Party’s prior written consent; provided however that the restrictions set forth in this sentence shall not apply to Exelixis with respect to its development and commercialization of any Excluded Compound, Reversion Compound or product containing any of the foregoing, and further, after Genentech exercises its Opt-In right, shall not apply to Genentech with respect to its development and commercialization of any Collaboration Compound or product containing any of the foregoing.
(e)    Genentech Guidance. Genentech may provide to Exelixis assistance and guidance regarding analysis and interpretation of clinical data, trial design, or other preclinical and clinical development activities undertaken by Exelixis under this Agreement, including the Phase I Clinical Trial undertaken with respect to the Existing Compound. To maximize the likelihood of that a Collaboration Compound will successfully reach the TCP or Development End-Point, Exelixis shall consider such guidance, and implement such guidance if it is reasonable to do so.
(f)    Regulatory. Exelixis shall file and own all INDs for Collaboration Compounds that are the subjects of clinical trials to be carried out by Exelixis under this Agreement, subject to Section 3.5(b), and shall be responsible for the filing of any additional necessary regulatory documents in the Profit-Share Territory for such Collaboration Compounds during the period [ * ] for those Collaboration Compounds. If Genentech exercises its Opt-In right pursuant to Section 3.4, Exelixis shall [ * ], and [ * ] for, any additional regulatory documents or filings, including any NDAs, with respect to any Licensed Product.
3.3    Back-Up Work.
(a)    Back-Up Work. In addition to the activities in Section 3.2(a) with respect to the Existing Compound, Exelixis shall engage in research, preclinical and/or clinical development activities regarding any Back-Up Compound(s) pursuant to this Section 3.3.
(i)    Request by Genentech. [ * ], Genentech may request, through the JSC, that Exelixis perform back-up work, with the goal of advancing one Back-Up Compound [ * ] for each Exelixis Work Plan (as described below), [ * ] (the “Back-Up Work”). Such Back-Up Work may involve the [ * ]. During [ * ], Genentech shall have the right to make a subsequent request for Back-Up Work to be performed by Exelixis on any additional Back-Up Compound [ * ] of the activities set forth in the Exelixis Work Plan (as described below) [ * ]. Genentech shall specify the number of Exelixis FTEs to be engaged in such Back-Up Work at the time of making each such request.
(ii)    Work Plan. As soon as possible after receiving a request from Genentech, but within no more than [ * ], Exelixis shall, in consultation with Genentech, create a draft Exelixis Work Plan that includes the following:
(1)    summary of planned activities to reach the goal identified by Genentech; provided that if Exelixis concludes that it is impractical to reach the goal identified by Genentech prior to the end of the Back-Up Period using the number of FTEs specified by Genentech, then Exelixis shall so inform Genentech and the Parties may revise the goal accordingly; provided further that if [ * ], then Exelixis shall have the right, after consultation with Genentech, to [ * ], [ * ];
(2)    the estimated timeline to complete the Back-Up Work using the number of FTEs requested by Genentech;
(3)    the estimated budget for costs and expenses in connection with the engagement of any Third Party contractor pursuant to Section 3.9; and

12.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(4)    at Exelixis’ option, [ * ] the number of FTEs [ * ] the timeline and budget for Genentech’s [ * ].
(iii)    Approval of Exelixis Work Plan. Each draft Exelixis Work Plan provided by Exelixis pursuant to Section 3.3(a)(ii) is subject to approval by Genentech, through the JSC. In approving the Exelixis Work Plan, Genentech shall have the right to make the final decision as to [ * ] (subject to Section [ * ]) and the [ * ] for the project on such Exelixis Work Plan. Exelixis, however, shall have the right to make the final decision as to the [ * ] such Exelixis Work Plan that are directed to [ * ], and as to whether Exelixis will [ * ] for such Back-Up Compound. Exelixis shall begin Back-Up Work within [ * ] after approval of an Exelixis Work Plan.
(iv)    Performance by Exelixis; Limits on Genentech Request. Exelixis shall use Diligent Efforts to reach the goal of that Back-Up Work as set forth in the Exelixis Work Plan. Subject to the other provisions under this Section 3.3(a) and Section 3.3(b), Exelixis shall undertake Back-Up Work requested by Genentech, so long as Genentech makes its request [ * ] and so long as the total number of Exelixis FTEs for all Back-Up Work is between [ * ], inclusive.
(v)    Payment for Back-Up Work. Genentech shall (i) pay
Exelixis for the FTEs that have engaged in Back-Up Work, provided that the number of such FTEs is within the number requested by Genentech; and (ii) reimburse Exelixis for actual Third Party expenses incurred under an Exelixis Work Plan, pursuant to Section 3.10, up to a maximum of the amount of expenses that are within the scope of the Exelixis Work Plan approved pursuant to Section 3.3(a)(iii).
(vi)    [ * ] under an Exelixis Work Plan. Subject to Section 3.3(a)(iv), Genentech shall have the right to [ * ] under a particular Exelixis Work Plan by [ * ], or to [ * ] under a particular Exelixis Work Plan by [ * ], provided that such [ * ], and the [ * ] in Genentech’s [ * ] under such Exelixis Work Plan, shall not [ * ]. Any [ * ] an Exelixis Work Plan will result in [ * ] such Exelixis Work Plan. The Parties will [ * ] the Exelixis Work Plan to [ * ].
(b)    Completion of Work under the Exelixis Work Plan. Exelixis shall only have the obligation to perform Back-Up Work during the Back-Up Period. If at the end of the Back-Up Period, Exelixis has not completed the planned activities set forth in an Exelixis Work Plan, then Exelixis shall have the choice of [ * ].
(c)    Exelixis Provision of Back-Up Compounds. After Genentech exercises its Opt-In right under Section 3.4 below, Exelixis shall continue to use Diligent Efforts to deliver to Genentech a Back-Up Compound meeting the goal for the Exelixis Work Plan for such Back-Up Compound: (i) after reaching the goal specified in that approved Exelixis Work Plan; or (ii) when Exelixis stops work pursuant to Section 3.3(b) above if the Back-Up Compound then under development has [ * ], as the case may be. If the goal of an Exelixis Work Plan has been met prior to Genentech exercising its Opt-In right, then Exelixis shall deliver that Back-Up Compound upon Genentech exercising its Opt-In right. In the event Exelixis stops work pursuant to Section 3.3(b) above and the Back-Up Compound then under development has [ * ], then, after Genentech exercises its Opt-In right under Section 3.4 below, Exelixis shall [ * ], that [ * ], [ * ] (such [ * ]). Exelixis shall [ * ] is made based on [ * ] of the same [ * ] whether a compound [ * ], and shall [ * ]. For clarity, Exelixis shall have no obligation to deliver any Back-Up Compound [ * ].
3.4    Opt-In Right.
(a)    Delivery of Data. Exelixis shall use Diligent Efforts to reach the Development End-Point for the Existing Compound. After Exelixis reaches the Development End-Point for such Existing Compound, Exelixis shall deliver to Genentech, for Genentech’s review, a data package including [ * ] generated from the studies on Exhibit D [ * ] performed by Exelixis that have not been previously disclosed to Genentech by Exelixis; provided that, for those [ * ] after the Effective Date, Exelixis shall only [ * ] deliver to Genentech [ * ] that have been [ * ] the Development End Point.

13.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    Initial Opportunity for Opt-In.
(i)    Within [ * ] days after receiving a complete data package from Exelixis pursuant to Section 3.4(a) above for such Existing Compound (the last day of such period, the “Initial Opt-In Expiration Date”), Genentech shall notify Exelixis in writing of its decision as to whether it would exercise its right to obtain a license for the development and commercialization of Licensed Product(s) containing any Collaboration Compound (“Opt-In”).
(ii)    If, as of the Initial Opt-In Expiration Date, Genentech notifies Exelixis in writing of its decision to exercise its Opt-In right with respect to such Existing Compound, then: (A) Genentech shall obtain a license, pursuant to Section 7.1, to develop and commercialize such Existing Compound and any other Collaboration Compounds; and (B) all [ * ] Existing Compound will [ * ], but will [ * ]. The Parties shall conduct further development activities and commercialization activities with respect to such Collaboration Compounds and the associated Licensed Products pursuant to this Agreement, with Genentech being the Party responsible for the further clinical development (after the completion or termination of Exelixis Work Plans being conducted by Exelixis on or after the date Genentech exercises its Opt-In rights) of all Collaboration Compound(s) and the commercialization of any Licensed Product(s) containing such Collaboration Compound(s).
(iii)    If, by the Initial Opt-In Expiration Date, Genentech notifies Exelixis of its decision not to exercise its Opt-In right, or fails to notify Exelixis of its decision whether it elects to exercise its Opt-In right, then:
(1)    If, as of the Initial Opt-In Expiration Date, there is no outstanding request from Genentech for Exelixis to undertake Back-Up Work, and Exelixis does not have any ongoing obligations under any Exelixis Work Plan, then this Agreement shall terminate, the Existing Compound shall become an “Excluded Compound,” and Section 11.3(c) applies. Exelixis shall have the full right (and not obligation) to research, develop, partner and commercialize the Excluded Compound without any further obligation to Genentech.
(2)    If, as of the Initial Opt-In Expiration Date, there is an outstanding request from Genentech for Exelixis to undertake Back-Up Work or Exelixis has on-going obligations under any Exelixis Work Plan, then: (I) the Existing Compound shall thereupon become an Excluded Compound; (II) Genentech shall have no rights to develop or commercialize such Excluded Compound; and (III) Genentech shall retain an on-going right to Opt-In as set forth in Section 3.4(c) below. In such event:
(a)    Exelixis shall retain all right, title and interest to such Excluded Compound, and shall have the full right (and not obligation) to research, develop, commercialize or partner such Excluded Compound without any obligation to Genentech.
(b)    Exelixis shall, subject to Section 3.2 above, continue to use Diligent Efforts to perform its obligations pursuant to the then ongoing and any future Exelixis Work Plan(s).
(c)    Subsequent Opportunities for Genentech to Exercise Its Opt-In Right.
(i)    Upon completion of each Exelixis Work Plan (or upon a decision to cease Back-Up Work under an Exelixis Work Plan as authorized under Section 3.3(b)), Exelixis shall deliver to Genentech, for Genentech’s review, all data and results generated under such Exelixis Work Plan not previously disclosed to Genentech ([ * ], which is subject to Section [ * ]).
(ii)    If Genentech has not exercised its Opt-In right under Section 3.4(b) by the Initial Opt-In Expiration Date or if the development of the Existing Compound is suspended before Genentech’s Opt-In right under Section 3.4(b) is triggered (such date on which the right is triggered under Section 3.4(b), the “Trigger Date”), then Genentech may exercise its Opt-In right at any time prior to [ * ] days after the later of: (I) Exelixis having delivered

14.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the data package for the first completed Exelixis Work Plan pursuant to Section 3.4(c)(i) above; and (II) the Trigger Date (“Subsequent Opt-In Expiration Date”). On or before the Subsequent Opt-In Expiration Date, Genentech shall notify Exelixis in writing of its decision as to whether it would exercise the Opt-In (which is for a license for the development and commercialization of Licensed Product(s) containing any Back-Up Compounds that have met all the criteria for DC, [ * ] delivered by Exelixis to Genentech [ * ]). If, as of the Subsequent Opt-In Expiration Date, Genentech notifies Exelixis in writing of its decision to exercise the Opt-In, then Section 3.4(b)(ii) shall apply to such Back-Up Compounds as if such Back-Up Compounds were the Existing Compound. If Genentech does not notify Exelixis of its decision to exercise its Opt-In right prior to the Subsequent Opt-In Expiration Date, then this Agreement shall terminate and thereupon all Collaboration Compounds shall become Excluded Compounds, and Exelixis shall have the full right (and not obligation) to research, develop, partner and commercialize all such Excluded Compounds without any further obligation to Genentech.
(iii)    Exelixis shall not disclose any [ * ] to Genentech pursuant to this Section 3.4(c) except upon [ * ].
(iv)    [ * ], each Back-Up Compound that does not reach DC pursuant to an Exelixis Work Plan shall, at the end of such Exelixis Work Plan, cease to be a Back-Up Compound or a Collaboration Compound; and, the obligations in Section [ * ] shall continue to apply to such compounds if such compounds [ * ].
(v)    For clarity, each compound shall cease to be a Collaboration Compound when it becomes an Excluded Compound.
3.5    Development of Collaboration Compounds after Genentech Opt-In.
(a)    Creation of Development Plan. Promptly after Exelixis receives Genentech’s notice of its decision to Opt-In pursuant to Section 3.4, Genentech shall provide to Exelixis, through the JPT or JSC, a plan for the further development of that Collaboration Compound and the associated Licensed Product which shall be incorporated herein by reference (the “Development Plan”). Genentech has final decision-making authority regarding any Development Plan; the Development Plan shall reflect Genentech’s responsibility for the further clinical development (after the completion of the Phase I Clinical Trial being conducted by Exelixis on the date Genentech exercises its Opt-In rights) of Collaboration Compound(s) in the Profit-Share Territory. Genentech may amend or update the Development Plan [ * ], and shall provide such updated Development Plan to [ * ] at scheduled meetings of the JSC, but no more frequently than annually. The Development Plan is [ * ].
(b)    Regulatory. As between Genentech and Exelixis, Genentech shall be responsible for the filing of all regulatory documents, including without limitation all associated submissions (e.g., safety alerts, protocol submissions, NDAs, etc.), for responding to inquiries and correspondences from the Regulatory Authorities, and for the establishment of the safety database for the Profit Share Territory for any Licensed Products, and the monitoring of all clinical experiences and submission of all required reports throughout clinical development and commercialization of any Licensed Product, in each case in compliance with all laws and regulations. With respect to any Collaboration Compound(s) or Licensed Product(s) in the Profit Share Territory, Genentech shall provide Information to Exelixis and reasonably consult with Exelixis regarding any filings, and regarding significant or material notices, actions or requests from or by Regulatory Authorities (whether such filings, notices, questions, actions and requests are related to testing, manufacture, distribution or facilities for that Licensed Product). Exelixis shall, at Genentech’s request, review and comment on filings, submissions, and responses to Regulatory Authorities related to any Licensed Product(s) in the Profit Share Territory.
(c)    Technical Assistance and Transfer Plan. Promptly after Exelixis receives Genentech’s decision to Opt-In pursuant to Section 3.4, the Parties shall also agree on a transfer plan under which Exelixis shall use Diligent Efforts to transfer to Genentech, in a timely manner: (i) [ * ] for Collaboration Compound(s); (ii) [ * ] in connection with the [ * ] for such Collaboration Compounds; (iii) at [ * ], all [ * ] Exelixis [ * ] such Collaboration Compounds; (iv)  technology transfer of the Information associated with Manufacturing for that Collaboration

15.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Compound, either to Genentech or a Third Party manufacturer designated by Genentech; and (v) the scope of continuing technical assistance reasonably required for Genentech to continue to develop and Manufacture such Collaboration Compound(s), and the terms under which such technical assistance will be provided (the “Transfer Plan”). [ * ] is responsible for the [ * ] performance under items (i) through (iv) listed above.
(d)    Development Costs. Genentech (or its sublicensees) shall bear one hundred percent (100%) of all Development Costs with respect to a Collaboration Compound and with respect to the associated Licensed Product after Genentech exercises its Opt-In rights under Section 3.4(b) or Section 3.4(c).
3.6    Development of Collaboration Compound(s) and Licensed Product(s) in the Other Territory. Genentech (or its Affiliates or sublicensees) shall have the sole responsibility and authority to, at its sole expense, develop Collaboration Compound(s) and/or Licensed Product(s) in the Other Territory and file for Regulatory Approvals for such Collaboration Compound(s) and/or Licensed Product(s) in the Other Territory; provided that Genentech shall use Diligent Efforts to obtain Regulatory Approvals for at least [ * ].
3.7    Competing Programs; Exclusivity.
(a)    Genentech may, at its own expense and outside the scope of this Collaboration, conduct or have conducted programs for the [ * ] compounds that [ * ] (each such program, a “Competing Program”), provided that Genentech may not use in any such Competing Program any Exelixis Licensed Know-How, Confidential Information of Exelixis, or Materials transferred from Exelixis to Genentech under Section 3.2(b) and Section 3.3(c).
(b)    Exelixis’ Exclusivity Obligations.
(i)    For the term of this Agreement ([ * ], subject to Sections 3.7(b)(ii) and 3.7(b)(iii), Exelixis [ * ]. For the term of this Agreement ([ * ]), subject to Sections 3.7(b)(ii) and 3.7(b)(iii), Exelixis [ * ] with respect to, [ * ] related to, [ * ], and [ * ], any [ * ] except: (i) to the extent Exelixis has rights to an Excluded Compound under Sections 7.1 and 7.2, Exelixis may exercise such rights; (ii) Exelixis shall have the right to conduct research and development as set forth under an Exelixis Work Plan, pursuant to Section 3.2, or as otherwise expressly authorized by Genentech in writing; (iii) Exelixis shall have the right to conduct research within the scope of its retained rights under Section 7.1(e), [ * ] provide [ * ] to [ * ] with respect to [ * ]; and (iv) Exelixis shall have the right to screen its libraries against targets other than MEK (either for its internal programs or in collaboration with a Third Party), [ * ], and if [ * ], then Exelixis shall have the right to make and use such [ * ] for the purpose of [ * ], provided that [ * ], or any [ * ]. Exelixis [ * ] the right to [ * ] in (A) any research or development [ * ], or (B) engage in any other research or development activities, in either case with the purpose of [ * ], in either case by itself or in collaboration with a Third Party, [ * ].
(ii)    Notwithstanding anything to the contrary, Section 3.7(b)(i) shall not apply to any [ * ] that, as of the Effective Date, [ * ] and has been [ * ] as a result of a [ * ]; and (B) is directed to [ * ].
(iii)    Nothing in this Section 3.7(b) shall be interpreted as prohibiting Exelixis from performing activities intended to facilitate Exelixis’ compliance with the obligations of this Section 3.7(b).
3.8    Conduct of Development. The Parties shall use Diligent Efforts to conduct their respective tasks throughout the Collaboration in good scientific manner, and in compliance in all material respects with the requirements of all applicable laws, rules and regulations and all applicable good laboratory practices. After Genentech exercises its Opt-In right pursuant to Section 3.4, Genentech shall use Diligent Efforts to develop and commercialize one or more Licensed Products during the term of this Agreement. It is understood that activities by Genentech’s Affiliates or sublicensees will be considered as Genentech’s activities under this Agreement for purposes of determining whether Genentech has complied with its obligations under this Section 3.8, but Genentech shall be primarily liable and responsible for all such activities conducted by Genentech’s Affiliates or sublicensees. Exelixis may notify Genentech in writing if Exelixis in good faith believes that Genentech is not meeting its diligence obligations set forth in this

16.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 3.8 and the Parties will meet and discuss the matter in good faith. Exelixis may further request review of Genentech’s records generated and maintained as required under Article 6 below, to the extent those records relate to development and commercialization of a Licensed Product. If such matter is still not resolved to Exelixis’ satisfaction, then the matter will be considered a dispute between the Parties and subject to the dispute resolution procedures, with the associated rights and responsibilities, under this Agreement.
3.9    [ * ] Exelixis to Engage Third Parties. Exelixis [ * ] use Third Party subcontractors or any other Third Parties to perform any of its obligations under this Agreement [ * ]. [ * ] Exelixis may engage a Third Party contractor [ * ]: (a) with respect to its [ * ], subject to the terms of Section [ * ]; (b) with respect to [ * ] activities such as [ * ]; (c) with respect to [ * ] activities; or (d) as specified in [ * ]; provided that all [ * ] by such Third Party subcontractor [ * ] and [ * ]. Notwithstanding any delegation of obligations under this Agreement, Exelixis shall remain primarily liable and responsible for the performance of all of its obligations.
3.10    Exelixis FTEs; Invoices. Exelixis shall assign FTEs for activities it is required to perform under an Exelixis Work Plan at the level set forth in the Exelixis Work Plan, subject to Section 3.3(a)(v). Genentech shall reimburse Exelixis for the number FTEs who actually performed activities under Section 3.3(a) at a rate of [ * ] per FTE per calendar quarter. Exelixis shall provide an invoice to Genentech within [ * ] days after the end of each calendar quarter setting forth: (a) the number of FTEs engaged during the preceding calendar quarter by Exelixis for such activities; and (b) the amount and underlying calculation for any other costs Genentech is required under this Agreement to reimburse directly to Exelixis. Genentech shall pay amounts due within [ * ] days after receipt of such invoice.
ARTICLE 4
MANUFACTURE AND SUPPLY
4.1    Overview.
(a)    Prior to exercise of Genentech’s Opt-In pursuant to Section 3.4, Exelixis shall be the Party responsible for the Manufacture of Collaboration Compound(s) in the Profit-Share Territory to supply the activities to be conducted prior to such Opt-In exercise or pursuant to an Exelixis Work Plan, either by itself or through one or more Third Parties (subject to Section [ * ]); such Manufacture is [ * ].
(b)    Upon Genentech’s exercise of its Opt-In, Exelixis shall be relieved from any Manufacturing obligations for any Collaboration Compound, except for those Collaboration Compounds for which Exelixis is performing Back-Up Work under an Exelixis Work Plan. Upon being relieved of its Manufacturing obligations, Exelixis shall transfer the Manufacturing-related activities for those Collaboration Compounds for which it no longer has Manufacturing obligations to Genentech, pursuant to Section 3.5(c), within [ * ] after those obligations cease. Where Genentech has taken over the responsibility for the Manufacture of any Collaboration Compound(s) and related Licensed Product(s), Genentech may carry out such responsibilities either by itself or through one or more Third Parties. Other than costs pursuant to carrying out the Manufacturing-related activities under the Transfer Plan (which costs are borne by [ * ] pursuant to Section 3.5(c)), Fully Burdened Manufacturing Costs (as defined in the Financial Appendix, and expressly including Third Party suppliers) incurred by Genentech (including in connection with engaging Third Party suppliers) for Collaboration Compound(s) and/or Licensed Product(s) with be borne as follows: (i) if the product is for use in [ * ] (including [ * ]), such Fully Burdened Manufacturing Costs shall be [ * ] and shall be borne [ * ]; (ii) if the product is for [ * ], such Fully Burdened Manufacturing Costs shall be borne [ * ]; and (iii) if the product is for [ * ], such Fully Burdened Manufacturing Costs shall be [ * ] and [ * ].
4.2    Engaging Third Party Manufacturers. It is understood that when a Party engages a non-licensed Affiliate or any Third Party to Manufacture any Licensed Product, that engagement may require a limited license or limited sublicense of rights obtained from the other Party under this Agreement. In addition to each Party’s respective rights to sublicense under Article 7, the Party engaging such Third Party (or non-licensed Affiliate) may disclose Confidential Information of the other Party solely as necessary to fulfill the business purposes of the engagement, and

17.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

then only pursuant to terms and conditions that are substantially as protective of that Confidential Information as the terms and conditions of this Agreement. Notwithstanding any delegation of obligations under this Agreement by a Party to its Affiliates or to a Third Party, the Party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing such Affiliates or Third Parties to act in a manner consistent herewith. In addition, such Party shall assure that any intellectual property developed by its Affiliates or such Third Parties shall be Controlled by that Party and included in and subject to the licenses set forth in Article 7. The Party contracting with such Third Party shall not agree to any term that would make it unable to comply with its obligations under this Agreement.
ARTICLE 5

COMMERCIALIZATION
5.1    Commercialization in the Profit-Share Territory. As between Genentech and Exelixis, Genentech (alone or through its Affiliates or sublicensees) shall be the Party responsible for commercialization of any Licensed Product in the Profit-Share Territory, and shall use Diligent Efforts to commercialize any and all Licensed Product(s) in the Profit-Share Territory after such Licensed Product has received Regulatory Approval in the Profit-Share Territory. If Exelixis exercises its co-promotion option pursuant to Section 5.6 below, then Exelixis shall participate in promotional activities related to such commercialization as set forth under the Co-Promotion Agreement entered into pursuant to Section 5.6, and shall use Diligent Efforts to carry out its responsibilities under that Co-Promotion Agreement and under any Joint Promotion Plan created under Section 2.3(b). As between Exelixis and Genentech, Genentech [ * ] of the Licensed Products in the Profit Share Territory, and shall have the [ * ] of the Licensed Product in the Profit-Share Territory.
5.2    Commercialization in the Other Territory. As between Genentech and Exelixis, Genentech (alone or through its Affiliate or sublicensees) shall be the Party responsible for commercialization of any Licensed Product(s) in the Other Territory, and shall do so at its own expense, using Diligent Efforts to commercialize a Licensed Product in each of the Major Market Countries after such Licensed Product has received Regulatory Approval in such country. Subject to the foregoing obligation to use Diligent Efforts, all decisions regarding such commercialization shall be made at Genentech’s sole discretion, including decisions regarding [ * ] of the Licensed Product in the Other Territory. As between Exelixis and Genentech, Genentech (alone or through Affiliates or sublicensees) [ * ] the Licensed Products in the Other Territory, and shall [ * ] in connection with such commercialization in the Other Territory.
5.3    Cost Sharing. All costs incurred and all revenues received by the Parties in connection with the commercialization of Licensed Products in the Profit-Share Territory shall be calculated as part of the Operating Profit (Losses) pursuant to the Financial Appendix, excluding any Development Costs, which shall be borne solely by Genentech.
5.4    Product Labeling; Promotional Materials. Genentech shall be responsible for designing and supplying the product labeling and promotional materials for the Licensed Product for the Profit-Share Territory. Genentech shall be responsible as to how and the manner in which Genentech shall be presented and described to the medical community in any promotional materials and the placement of the names and logos of the Parties therein, in each case as permitted by applicable law and with the labeling for the Licensed Product approved by the applicable Regulatory Authority.
5.5    Sales and Distribution. Genentech shall be [ * ] responsible for handling all returns, order processing, invoicing and collection, distribution, and inventory and receivables for the Licensed Product throughout the Profit-Share Territory. Genentech shall [ * ] for establishing and modifying the terms and conditions with respect to the sale of the Licensed Product, including any terms and conditions relating to or affecting the price at which the Licensed Product shall be sold, discounts available to any Third Party payers (including, without limitation, managed care providers, indemnity plans, unions, self insured entities, and government payer, insurance or contracting programs such as Medicare, Medicaid, or the U.S. Dept. of Veterans Affairs), any discount attributable to payments on receivables,

18.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

distribution of the Licensed Product, and credits, price adjustments, or other discounts and allowances to be granted or refused; provided, however, that Genentech shall [ * ] when doing the foregoing.
5.6    Exelixis’ Co-Promotion Option. Exelixis has an option to co-promote Licensed Products in the Profit-Share Territory. Such co-promotion would mean that Exelixis could provide up to twenty-five percent (25%) of the total sales force for the Licensed Product in the Profit-Share Territory ([ * ]), and would call on customers and otherwise engage in promotional activities using that sales force, consistent with the terms of this Agreement and a co-promotion agreement containing commercially reasonable terms consistent with the terms and conditions outlined in Exhibit F attached hereto (such agreement, the “Co-Promotion Agreement”). Genentech shall keep Exelixis informed of its progress [ * ] for any Licensed Product in the Profit-Share Territory. Once Genentech notifies Exelixis that [ * ], Exelixis shall have the right but not the obligation to exercise its co-promotion option by providing notice to Genentech of its decision to so do. Exelixis’ option expires if not exercised within twelve (12) months after notice from Genentech. [ * ] the foregoing option, Exelixis [ * ] the Licensed Product, including: (a)[ * ]; and (b) an [ * ] of Exelixis, which [ * ].
5.7    Compliance. Each Party shall comply with all applicable laws and regulations relating to activities performed or to be performed by such Party (or its Affiliates, contractor(s) or sublicensee(s)) under or in relation to the commercialization of the Licensed Product pursuant to this Agreement. Each Party represents, warrants and covenants to the other Party that, as of the Effective Date and during the term of this Agreement, such Party and its Affiliates have adequate procedures in place: (a) to ensure their compliance with such laws and regulations; (b) to bring any noncompliance therewith by any of the foregoing entities to its attention; and (c) to promptly remedy any such noncompliance.
ARTICLE 6

RECORDS
6.1    Records. Each Party shall maintain complete and accurate records of: (a) all significant development, Manufacturing and commercialization events and activities conducted by it or on its behalf related to a Collaboration Compound or Licensed Product; and (b) all significant Information generated by it or on its behalf in connection with research and development of Collaboration Compounds or Licensed Products under this Agreement. Such records shall be in sufficient detail to properly reflect, in good scientific manner, all significant work done and results of studies and trial undertaken, and further shall be at a level of detail appropriate for patent and regulatory purposes.
6.2    Progress Information. Each Party shall use Diligent Efforts to keep the other Party informed of its research, development and commercialization (including promotional) activities hereunder, and shall provide to the other Party’s representatives on the JPT or JSC, as appropriate, regular summary updates at each meeting. If reasonably necessary for a Party to perform its work under this Agreement or to exercise its rights under this Agreement, that Party may request that the other Party provide more detailed information and data regarding the updates it earlier provided, and the other Party shall promptly provide the requesting Party with information and data as is reasonably available and reasonably related to the work under this Agreement. Neither Party is required to generate additional data or prepare additional reports to comply with the foregoing obligation. All such reports, information and data provided by a Party shall be considered the providing Party’s Confidential Information.
ARTICLE 7
LICENSES
7.1    Licenses to Genentech.
(a)    Research License. Subject to the terms of this Article 7 and Sections 3.2(c), 3.2(d) and 3.7(a), Exelixis hereby agrees to grant and hereby grants (on behalf of itself and its Affiliates) Genentech a worldwide, non-exclusive, royalty-free license (with the right to grant and authorize sublicenses solely to mutually agreed Affiliates

19.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and Third Party contractors in accordance with Section 3.2(c)(ii)), under the Exelixis Licensed IP, to use the Existing Compound for purposes of engaging in the Genentech Research (as defined in Section 3.2(c)) or Other Pre-Opt-In Studies. The foregoing license shall expire on the Initial Opt-In Expiration Date if Genentech has not exercised its Opt-In right by such date.
(b)    Development and Commercialization License. Subject to the terms of this Article 7 and Section 3.7(a), Exelixis agrees to grant and hereby grants (on behalf of itself and its Affiliates) Genentech and its Affiliates, effective upon Genentech’s exercise of its Opt-In right pursuant to Section 3.4(b) or Section 3.4(c), an exclusive, worldwide, revenue-bearing license (with the right to grant and authorize sublicenses pursuant to Section 7.1(d)) under the Exelixis Licensed IP, to make, have made, use, and import Collaboration Compound(s) in the Field and to make, have made, use, sell, offer for sale, and import Licensed Products in the Field; provided, however, that with respect to the [ * ], such license [ * ] (other than a Collaboration Compound). Notwithstanding the limitation to the Field, the foregoing license expressly includes the right to test Collaboration Compounds in animals for the sole purpose of developing and commercializing Licensed Products in the Field.
(c)    License for Diagnostic Products. Subject to the terms of this Article 7 and Section 3.7(a), Exelixis agrees to grant and hereby grants (on behalf of itself and its Affiliates) Genentech and its Affiliates, effective upon Genentech’s exercise of its Opt-In right pursuant to Section 3.4(b) or 3.4(c), a worldwide, royalty-free license (with the right to grant and authorize sublicenses pursuant to Section 7.1(d) below), under the Exelixis Diagnostic IP, to make, have made, use, sell, offer for sale and import Diagnostic Products solely for the purposes of supporting the development and commercialization of Licensed Products. The foregoing license is [ * ] Collaboration Compound, and [ * ]. For clarity, the right to sell Diagnostic Products under the foregoing license shall be limited to those times and countries in which Licensed Products are sold by Genentech or its Affiliates or sublicensees.
(d)    Sublicensing. For those licenses granted under this Section 7.1 that grant Genentech the right to grant and authorize sublicenses, Genentech shall grant such sublicenses in a manner consistent with the terms and conditions of this Agreement. Genentech shall also provide to Exelixis [ * ]. Genentech shall remain responsible for each of its permitted sublicensees’ compliance with the material and applicable terms and conditions of this Agreement. Notwithstanding the foregoing, Genentech shall not grant to any Third Party any sublicense of its license under Section 7.1(b) that includes the right to [ * ], except: (i) when the Third Party is [ * ]; (ii) when notwithstanding the sublicense, Genentech [ * ] marketing and commercialization of such Licensed Product; or (iii) [ * ].
(e)    Exelixis Retained Rights. Notwithstanding the licenses granted in this Section 7.1, Exelixis shall retain all rights under the Exelixis Licensed IP: (i) to make, have made, use and modify Collaboration Compounds solely: (1) for purpose of [ * ] (including [ * ] performed by Exelixis pursuant to [ * ]); (2) to perform Exelixis’ obligations under this Agreement; and (3) to the extent subcontracting is authorized under this Agreement, to grant subcontractors the right to perform Exelixis’ obligations under this Agreement; and (ii) to make, have made, use, sell, offer for sale and import any Excluded Compounds and products containing Excluded Compounds (provided that such products do not also contain Collaboration Compounds). The foregoing rights retained by Exelixis with respect to Excluded Compounds do not extend to [ * ], and [ * ]. The foregoing rights do extend to [ * ] and other [ * ]. Nothing in this Section 7.1(e) shall be interpreted as implying that any Excluded Compound is a Collaboration Compound. Once a compound becomes an Excluded Compound, it automatically ceases being a Collaboration Compound.
7.2    Licenses to Exelixis.
(a)    Research and Development License. Subject to the terms of Article 7 and Section 3.7(b), Genentech agrees to grant and hereby grants (on behalf of itself and its Affiliates) Exelixis, a non-exclusive, royalty-free license (without the right to grant sublicenses except in connection with engaging a subcontractor pursuant to Section 3.8), under the Genentech Research IP, solely to perform Exelixis’ obligations under this Agreement.
(b)    License for Co-Promotion Activities. Subject to the terms of Article 7 and Section 3.7(b), during any period in which Exelixis is engaging in co-promotion under this Agreement after having exercised its co-

20.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

promotion option pursuant to Section 5.6, Genentech agrees to grant and hereby grants (on behalf of itself and its Affiliates) Exelixis a co-exclusive (with Genentech, its permitted Affiliates and sublicensees) license under the Genentech Research IP to offer for sale (but not to sell) Licensed Products in the Field in the Profit-Share Territory.
(c)    License to Inventions from Genentech Research. Subject to the terms of Article 7 and Section 3.7(b), Genentech agrees to grant and hereby grants (on behalf of itself and its Affiliates) Exelixis, a non-exclusive, royalty-free license (with the right to grant sublicenses), under any Patents on inventions created and reduced to practice, and any data and results generated, in the course of performing Genentech Research, to make (and have made), use, import, offer for sale and sell any product or practice any method or process, and Exelixis shall have the right to use any data or results required to be delivered under Section 3.2(d) to do so.
(d)    Excluded Compounds. Subject to the terms of Article 7 (including Section 7.1(e)), Genentech agrees to grant and hereby grants (on behalf of itself and its Affiliates) Exelixis, effective upon the Existing Compound becoming an Excluded Compound under Section 3.4(b) or Section 3.4(c) a worldwide, exclusive, royalty-free, perpetual, irrevocable license (with the right to grant sublicenses), under the Genentech Licensed IP, to make, have made, use, sell, offer for sale and import Excluded Compounds and products containing Excluded Compounds.
7.3    Information and Materials. The Parties understand and agree that neither Party is required to provide the other with: (a) any Information other than Information either expressly required to be provided or to which access is expressly described or required under this Agreement; or (b) any Materials other than, where Exelixis is the providing Party, the Collaboration Compounds to be provided by Exelixis pursuant to Section 3.2(b) and Section 3.3(c).
7.4    Genentech Use of Collaboration Compounds. Genentech shall not perform any [ * ] of, any Collaboration Compound (other than [ * ]) at any time after Genentech exercises its Opt-In right. Any [ * ] at any time after Genentech exercises its Opt-In right shall be for the sole purpose of researching, developing and commercializing Licensed Products in the Field.
7.5    No Additional Licenses. Except as expressly provided in Sections 7.1, 7.2 and 11.3, nothing shall grant either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel). Neither Party has a license under the other Party’s Licensed Patents for activities outside the scope of the licenses granted, or for Patents, Information or Materials not within the scope of the licenses granted.
ARTICLE 8

COMPENSATION
8.1    Upfront Fee. Genentech shall pay Exelixis a one-time fee of twenty-five million dollars ($25,000,000) within [ * ] days after the Effective Date. Such fee shall be non-creditable and nonrefundable.
8.2    Opt-In Fees. Genentech shall pay Exelixis a non-refundable and non-creditable fee in consideration for its exercising the Opt-In right pursuant to Section 3.4, as follows: (a) if Genentech exercises its Opt-In right pursuant to Section 3.4(b) (i.e., with respect to an Existing Compound and all other Collaboration Compounds), Genentech shall pay Exelixis $[ * ] within [ * ] days of exercising such right pursuant to Section 3.4(b); or (b) if Genentech exercises its Opt-In right pursuant to Section 3.4(c) (i.e., not with respect to an Existing Compound but with respect to a Back-Up Compound), then Genentech shall pay Exelixis the fee(s) as set forth in the table below:

21.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Opt-In Payment within [ * ]			[ * ] within [ * ] after [ * ] (as defined below)
[ * ] [ * ]	[ * ]	[ * ]
$[ * ]	N/A	N/A	$[ * ]
N/A	$[ * ]	N/A	$[ * ]
N/A	N/A	$[ * ]	$[ * ]

* If Genentech exercises its Opt-In right when the [ * ], and subsequent to such Opt-In, Genentech [ * ], in each case pursuant to [ * ], then instead of making [ * ], Genentech shall pay Exelixis $[ * ] within [ * ] days after [ * ], and another $[ * ] within [ * ] days after a [ * ].
8.3    Milestone Payments.
(a)    Licensed Products Containing the Existing Compound. In recognition of Exelixis’ submission on December 20, 2006 of an IND for a Licensed Product containing an Existing Compound, Genentech shall pay Exelixis the one-time, non-refundable and non-creditable milestone payment in the amount of $15,000,000 no later than January 19, 2007.
(b)    Licensed Products containing Back-Up Compounds. Genentech shall pay Exelixis the one-time non-refundable and non-creditable fees set forth in the tables below within [ * ] days of a Licensed Product containing a Back-Up Compound meeting the milestone events described in the table below.

	[ * ]	[ * ]
First Licensed Product containing a [ * ] Back-Up Compound	$[ * ]	$[ * ]
Second Licensed Product containing a [ * ] Back-Up Compound	$[ * ]	$[ * ]

For clarity, in no event shall Genentech’s payment obligation under this Section 8.3(b) exceed $[ * ].
(c)    Definitions and Interpretations for Above Tables.
(i)    “[ * ]” means a [ * ] (or successor thereof), [ * ] (or a substantially similar [ * ], to [ * ] of a Licensed Product.
(ii)    “[ * ] Back-Up Compound” means, at the time such Back-Up Compound meets the applicable milestone, there is [ * ] Compound by [ * ], such [ * ] Compound being either the [ * ] Compound [ * ] in its state of development.

22.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii)    Same Active Ingredient. Products that contain the same active pharmaceutical ingredient, but different [ * ] of a particular Collaboration Compound shall [ * ] Licensed Products for this Section 8.3 unless such products contain [ * ] Compound.

8.4    Payments.
(a)    Profit Share in the Profit-Share Territory.
(i)    Profit-Share Ratio. The Parties shall share Operating Profit (Loss) for Licensed Product(s) sold for the Profit-Share Territory as follows:

[ * ] Licensed Product in the Profit-Share Territory for a Particular Calendar Year	Genentech’s Share of Operating Profit (Loss)	Exelixis’ Share of Operating Profit (Loss)
First $200 million	50%	50%
[ * ]	[ * ]%	[ * ]%
Above $400 million	70%	30%

(ii)    Quarterly Calculations. Each Party’s share of Operating Profit (Loss) will be determined on a calendar quarterly basis, using a weighted average based on forecasted Actual Sales for the Licensed Product in the Profit Share Territory for the then current calendar year and actual Operating Profit (Loss) for the completed calendar quarter.
(iii)    Quarterly Reconciliation. On a calendar quarterly basis after the end of each calendar quarter, each Party’s actual share of Operating Profit (Loss) will be calculated and reconciled as follows: the forecasted Actual Sales for the Licensed Product in the Profit Share Territory for the then current calendar year will be adjusted based on the actual sales booked for the recently-completed calendar quarter and the forecasted Actual Sales for all remaining calendar quarters. Then, each Party’s share of cumulative Operating Profit (Loss) for all of the completed calendar quarter(s) for such calendar year will be determined using a weighted average based on such newly-calculated forecasted Actual Sales and the actual Operating Profit (Loss) for all such completed calendar quarter(s) for such calendar year. The payment to be made by one Party to the other Party for such recently-completed calendar quarter shall reflect such reconciliation, so that each Party will receive its share of then-current cumulative Operating Profit (Loss). This calculation is illustrated by the example in Exhibit A.
(iv)    Reconciliation Payments. Within [ * ] days after the end of each calendar quarter for as long as any Licensed Product is being commercialized in the Profit Share Territory, Exelixis shall submit to Genentech a statement setting forth any Operating Profit (Loss) obtained by Exelixis in the Profit-Share Territory during such calendar quarter, together with the information detailing the basis for the calculation of such Operating Profit (Loss), including the individual components of such Operating Profit (Loss). Genentech shall consolidate any Operating Profit (Loss) reported by Exelixis with those obtained directly by Genentech. Genentech shall, within [ * ] days after receiving such statement from Exelixis, notify Exelixis whether a reconciliation payment is due from one Party to the other based on its calculation pursuant to Section 8.4(a)(iii) above, and if so, the amount of such reconciliation payment, so that the Parties will share the Operating Profit (Loss) for such calendar quarter in the ratio set forth in Section 8.4(a)(i) using the mechanism set forth in Section 8.4(a)(iii). The Party required to pay such reconciliation payment shall submit such payment to the other Party within [ * ] days of receiving such notice from Genentech.
(v)    Budget Overrun. If, for any calendar quarter: (A) Exelixis’ share of the budgeted cost for the Operating Profit (Loss) [ * ] for such calendar quarter [ * ] is in the aggregate [ * ] (the “Budget Overrun”)

23.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by at least [ * ] dollars ($[ * ]); and (B) a [ * ] for such calendar quarter, then Exelixis shall [ * ] such Budget Overrun [ * ]) [ * ] Exelixis to Genentech [ * ]. If Exelixis’ share of the budgeted cost for the Operating Profit (Loss) [ * ] for such [ * ] is in the aggregate [ * ] what Genentech [ * ] such calendar year, then the [ * ] the budget used in the calculation of the Budget Overrun above.
(b)    Royalty Payments for the Other Territory.
(i)    Subject to Section 8.4(b)(ii) below, Genentech shall pay Exelixis non-refundable (subject to the audit provisions in this Agreement) royalties for each Licensed Product sold in the Other Territory, as follows:
(1)    [ * ] percent ([ * ]%) of the aggregate Net Sales of such Licensed Product in the Other Territory for the portion of Net Sales in a calendar year in the Other Territory that is below [ * ] dollars ($[ * ]);
(2)    [ * ] percent ([ * ]%) of the aggregate Net Sales of such Licensed Product in the Other Territory for the portion of Net Sales in a calendar year in the Other Territory that equals to or exceeds [ * ] dollars ($[ * ]) and is below [ * ] dollars ($[ * ]); and
(3)    [ * ] percent ([ * ]%) of the aggregate Net Sales of such Licensed Product in the Other Territory for the portion of Net Sales in a calendar year in the Other Territory that equals to or exceeds [ * ] dollars ($[ * ]).
(ii)    Genentech’s royalty obligations shall expire, on a product-by-product and country-by-country basis, upon the later to occur of: (1) the expiration of the last-to-expire Valid Claim of the [ * ] that Covers such Licensed Product in such country; and (2) the [ * ] of the First Commercial Sale of such Licensed Product in such country. In the event that [ * ], Genentech’s royalty obligations under this Section 8.4(b) [ * ] for such Licensed Product [ * ] (as defined below in this Section 8.4(b)(ii)) of the [ * ] such Licensed Product in such country. For purposes of this Agreement, “[ * ]” means any [ * ] that has not: (I) [ * ]; (II) been [ * ] from which [ * ]; or (III) been [ * ] or otherwise. For purposes of this Agreement, a “[ * ],” with respect to any Licensed Product [ * ], is [ * ] that: (A) [ * ] (or [ * ]) [ * ] such Licensed Product; and (B) [ * ] or otherwise, [ * ] of the foregoing), including [ * ] to the foregoing, whether for [ * ].
8.5    [ * ] and Royalties for [ * ].
(a)    Genentech shall pay Exelixis a royalty on [ * ] ([ * ] Net Sales for a Licensed Product under this Agreement) of [ * ] percent ([ * ]%), as follows:
(i)    [ * ] percent ([ * ]%) if all of the following are true: (A) Genentech [ * ]; (B) Genentech has [ * ]; (C) a Licensed Product for which [ * ] the country of sale; and (D) there is a [ * ] the Licensed Product in the country of sale; or
(ii)    [ * ] percent ([ * ]%) if Genentech is not paying the amounts under Section 8.4(a)(i), but a [ * ] is being sold and either: (A) the manufacture, use, sale, offer for sale or import of that [ * ] would infringe any of the [ * ] in the country of sale; or (B) Genentech [ * ] development or commercialization of that [ * ], but only for the later of: (x) the expiration of a Valid Claim of a [ * ] that would be infringed by the manufacture, use, sale, offer for sale or import of a [ * ]; or (y) [ * ] after the First Commercial Sale of such [ * ] in such country (where, for purposes of this Section 8.5(a)(ii), “First Commercial Sale” is defined as set forth in Section 1.32, with each instance [ * ]”).
(b)    For purposes of Section 8.5(a), the “[ * ]” are Patents that claim a [ * ], where a “[ * ]” is any [ * ] that is any or all of the following: (i) [ * ]; (ii) [ * ], prior to [ * ], using: (A) [ * ]; or (B) any [ * ] including [ * ], so long as [ * ]. For purposes of this Section 8.5(b)(ii)(A), “[ * ]” means, with respect to the use of a [ * ], the

24.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[ * ] from the [ * ], and ending [ * ], but [ * ] in any country. For purposes of this Section 8.5(b)(ii)(A), the [ * ] that is disclosed in Exelixis Licensed Patents [ * ] considered [ * ].
(c)    The obligation in Section 8.5(a) above [ * ], except as follows: (i) the royalty under Section 8.5(a)(i) [ * ] (but the royalty under Section 8.5(a)(ii) [ * ]) if the Agreement [ * ] a Licensed Product; and (ii) [ * ].
8.6    Third Party Patent Payments. During the term of this Agreement, if [ * ] that the development and commercialization of a Licensed Product requires a license to a Third Party’s Patents for the Profit-Share Territory, or if [ * ] for the Other Territory, then the costs of obtaining such Third Party license (including any and all upfront payments, milestone payments and royalties) shall be deemed “Third Party Patent Payments.”
(a)    For the Profit-Share Territory. All Third Party Patent Payments incurred by a Party after the First Commercial Sale of a Licensed Product in the Profit-Share Territory shall be [ * ]. Where Genentech (or its Affiliate or sublicensee) is making a Third Party Patent Payment with respect to worldwide rights, the amounts of the Third Party Patent Payment will be [ * ].
(b)    For the Other Territory. All Third Party Patent Payments incurred by Genentech or its sublicensee in the Other Territory shall be [ * ].
8.7    Royalty Reports and Payments. Within [ * ] days after the end of the calendar quarter in which the First Commercial Sale occurs, and within [ * ] days after the end of each calendar quarter thereafter, Genentech shall provide Exelixis: (a) a payment of all royalties owed for such quarter; and (b) a report of Net Sales of Licensed Products in the Other Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including Net Sales, the royalties payable (in dollars), and the exchange rates used. In addition, within [ * ] days after the end of each such calendar quarter, Genentech shall provide Exelixis with a good faith estimate of the Net Sales for such calendar quarter, for those territories for which Genentech would owe a royalty. Genentech shall keep, for [ * ] years from the date of each payment of royalties, complete and accurate records of sales of each Licensed Product, in sufficient detail to allow the royalties accruing to be determined accurately. Genentech shall maintain all records as reasonably required for GAAP.
8.8    Currency. All references to “dollars” or “$” means the legal currency of the United States. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars using the conversion rate reported by Reuters Ltd. on for the last day of the calendar quarter for which such payment is being determined.
8.9    Payment Type. Payment due under this Agreement must be paid in immediately available funds by wire transfer to an account to be identified by the payee or set forth in the Financial Appendix.
8.10    Withholding of Taxes. Each Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. The Party that has withheld that tax shall provide to the other Party all relevant documents and correspondence and written evidence of the payment of such tax, and shall also provide to the Party from whose payment that tax was withheld any other cooperation or assistance on a reasonable basis as may be necessary to enable that Party subject to withholding to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. The Parties agree to cooperate with each other, in the event a Party seeks deductions under any double taxation or other similar treaty or agreement from time to time in force.
8.11    Late Payments. Any amounts not paid when due under this Agreement shall be subject to interest from the date payment is due through and including the date upon which payment is received at a rate equal to [ * ] rate, as such rate is published in the Federal Reserve Bulletin H.15 or successor thereto on the last business day of the

25.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applicable quarter prior to the date on which such payment is due, calculated daily on the basis of a 365-day year, or, if lower, the highest rate permitted under applicable law.
8.12    Blocked Currency. If, at any time, legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where any Licensed Product is sold, payment shall be made through such lawful means or methods as the Party paying may determine.
8.13    Records and Audit. Each Party shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing Net Sales, royalties, Operating Profit (Loss), or, with respect to Exelixis, any project-based accounting or other method for determining the number of FTEs assigned to activities subject to reimbursement under this Agreement. Each Party shall have the right for a period of [ * ] after receiving any report or statement with respect to royalties due and payable to appoint an independent accounting firm reasonably acceptable to the other Party to inspect the relevant records of such other Party (as to its own accounts or to those of its Affiliates) to verify such reports, statements, records or books of accounts, as applicable. Upon request of the Party requesting inspection, and reasonable and customary notice (at least [ * ] in advance) to the Party whose records are being inspected, the Party whose records are being inspected shall make those records available for inspection by the auditor during regular business hours, solely to verify the accuracy of the other Party’s reports provided under this Agreement. Records covering any particular period may be inspected or audited [ * ], [ * ], and [ * ], as [ * ] of the [ * ], that the [ * ] and would [ * ]. The report prepared by such independent accountant, a copy of which shall be sent or otherwise provided to the audited Party at the same time it is sent or otherwise provided to the auditing Party requesting the audit, shall contain the conclusions of such independent accountant regarding the audit and will specify that the amounts paid were correct, or, if incorrect, the amount of any underpayment or overpayment. If such report shows any underpayment, then, within [ * ] after the audited Party’s receipt of such report, the audited Party shall remit to the other Party the amount of the undisputed underpayment plus any applicable interest pursuant to Section 8.11. If the total amount of any underpayment (as agreed to by the audited Party or as determined pursuant to the dispute resolution procedure in this Agreement) exceeds [ * ] of the amount previously paid by the audited Party to the other Party for such calendar year, then the audited Party shall pay the reasonable costs for such inspections. Any overpayment will be a credit against future royalties or other amounts due by the Party having overpaid or a credit for the Party having overpaid in the calculation of the Operating Profit (Loss), in each case to be applied as soon as practicable; provided that, if there will be no further payment obligation under this Agreement from the Party having overpaid to the other Party, then the other Party shall, at the request of the Party having overpaid, refund such overpaid amount within [ * ] of receiving such request.
ARTICLE 9

INTELLECTUAL PROPERTY
9.1    Ownership. Inventorship of any inventions arising under this Agreement will be determined in accordance with rules of inventorship under U.S. patent laws. Except as otherwise described herein, and subject to the licenses granted under this Agreement, each Party shall own the entire right, title and interest in and to any and all inventions (and the associated intellectual property rights) for which the inventors are solely its employees or agents. Subject to the licenses granted under this Agreement, Genentech and Exelixis shall each own an undivided one-half (1/2) interest, without duty of accounting, in and to any and all such inventions and associated intellectual property for which employees or agents of both Parties are inventors, and all Patents Covering such joint inventions shall be deemed “Joint Patents” and subject to Section 9.3(e). The Parties shall co-operate with each other to prepare and execute all affidavits, assignments or documents required to effect the ownership rights described in this Section 9.1.
9.2    Disclosure. During the Collaborative Development Period, each Party shall notify the other Party (through the JSC if existing, otherwise in accordance with the notice provisions of the Agreement) of any invention related to the Collaboration Compounds or Licensed Products that arose under the Agreement during the preceding quarter.

26.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.3    Patent Prosecution and Maintenance.
(a)    Consultation. Each Party shall advise and consult with the other Party promptly after receiving any substantial action or development in the prosecution or maintenance of any Patent application being prosecuted and maintained pursuant to Sections 9.3(b), (c) and (e) (including issues regarding (A) countries in which to initiate or continue prosecution (including validation) or (B) the scope of, the issuance of, the rejection of, an interference involving, or an opposition to any such Patent application or resulting Patent). The provisions of this Section 9.3(a) as well as Sections 9.3(b), 9.3(c) and 9.3(e) shall not apply to [ * ]. Exelixis shall promptly notify Genentech in writing within thirty (30) calendar days after Exelixis receives the notice of issuance of each [ * ].
(b)    Exelixis Licensed Patents Prior to Opt-In. Prior to Genentech’s Opt-In, Exelixis shall [ * ] Exelixis Licensed Patents [ * ] or [ * ] (collectively, “[ * ]”) [ * ], file, prosecute and maintain (including conducting any interferences, reexaminations, reissues, oppositions, or requests for patent term extension relating thereto), all Exelixis Licensed Patents (other than Joint Patents) in [ * ] (the “Primary Prosecution Countries”) [ * ]. For clarity, [ * ]. If Genentech requests that Exelixis prepare, file, prosecute or maintain an Exelixis Licensed Patent in a country other than a Primary Prosecution Country, Genentech shall [ * ] Exelixis prior to Genentech’s Opt-In in connection with preparing, filing, prosecuting or maintaining such Exelixis Licensed Patent in such non-Primary Prosecution Country. [ * ] shall: (i) keep [ * ] informed as to the status of filing, prosecution, maintenance and extension of such Exelixis Licensed Patents in a report at no less frequently than [ * ] (or as otherwise agreed by the Parties) that [ * ]; (ii) keep [ * ] informed as to the status of filing, prosecution, maintenance and extension of such Exelixis Licensed Patents, such that there is reasonable time to review, comment upon and approve (as set forth in this Section) any documents intended for submission to any patent office; (iii) furnish to [ * ] copies of documents relevant to any such filing, prosecution, maintenance and extension including copies of any Patent Office, foreign associate, and outside counsel correspondence; and (iv) [ * ] of [ * ] on documents prepared for filing with any patent office with respect to Exelixis Licensed Patent claims that Cover Collaboration Compounds or Licensed Products and statements in such documents that might [ * ]. For the purpose of this Section 9.3, [ * ] shall only have the right to review any such documents provided by Exelixis if [ * ] agrees in writing [ * ] ([ * ]) disclosed in such documents [ * ] and if [ * ] has not been, is not and is reasonably not expected to be in the future, [ * ] Genentech relating to [ * ].
(c)    Exelixis Licensed Patents After Opt-In. After Genentech’s Opt-In, [ * ] shall continue to prepare, file, prosecute and maintain (including conducting any interferences, reexaminations, reissues, oppositions, or requests for patent term extension relating thereto), all of its Exelixis Licensed Patents throughout the world. Costs for such preparation, filing, prosecution and maintenance of Exelixis Licensed Patents for the Other Territory shall be borne [ * ], and for the Profit-Share Territory shall be included in Operating Profit (Loss). For clarity, [ * ]. [ * ] shall: (i) keep [ * ] informed as to the filing, prosecution, maintenance and extension of all Exelixis Licensed Patents, such that [ * ] has reasonable time to review, comment upon and approve any documents intended for submission to any patent office; (ii) furnish to [ * ] copies of documents relevant to any such filing, prosecution, maintenance and extension including copies of any Patent Office, foreign associate, and [ * ]; and (iii) [ * ] of [ * ] on documents prepared for filing with any patent office with respect to Exelixis Licensed Patent claims that Cover Collaboration Compounds or Licensed Products and statements in such documents that might [ * ]. In addition, [ * ] shall provide [ * ] with a report, no less frequently than [ * ] (or as otherwise agreed by the Parties), that lists all Exelixis Licensed Patents, identifying them by country and patent or application number, and briefly describing the status thereof. In the event that [ * ] elects not to: (A) prosecute and maintain (including conducting any interferences, reexaminations, reissues, oppositions, or requests for patent term extension relating thereto) an Exelixis Licensed Patent; or (B) file continuations or divisionals of an Exelixis Licensed Patent to the extent that such continuations or divisionals Cover Collaboration Compounds or Licensed Products, then [ * ] shall promptly notify [ * ] in writing (such notice shall be at least [ * ] prior to any required action relating to such prosecution or maintenance). Thereafter, [ * ] may, but is not required to, undertake such prosecution or maintenance of an Exelixis Licensed Patent at its sole expense.
(d)    Genentech Licensed Patents. Genentech shall prepare, file, prosecute and maintain (including conducting any interferences, reexaminations, reissues, oppositions, or requests for patent term extension relating thereto), all of the Genentech Licensed Patents throughout the world. Costs for filing, preparation, prosecution

27.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and maintenance of such Genentech Licensed Patents for countries within the Other Territory shall be borne solely by Genentech or its sublicensees, and for the Profit-Share Territory shall be included in Operating Profit (Loss) and shared pursuant to this Agreement.
(e)    Joint Patents. [ * ], Exelixis and Genentech shall jointly control the preparation, filing, prosecution, extension and maintenance of any Joint Patents (provided that in the event of a dispute, [ * ] shall be the final decision-maker to the extent such Joint Patents [ * ] Collaboration Compounds and/or Licensed Products). The costs associated with such preparation, filing, prosecution, extension and maintenance for countries within the Other Territory shall be borne [ * ], and for the Profit-Share Territory shall be included in Operating Profit (Loss). [ * ] shall: (i) keep [ * ] reasonably informed as to the filing, prosecution, maintenance and extension of such Joint Patents, such that both Parties have reasonable time to review, comment upon and approve any documents intended for submission to any patent office; (ii) furnish to [ * ] copies of documents relevant to any such filing, prosecution, maintenance and extension including copies of any Patent Office, foreign associate, and [ * ] shall perform the foregoing tasks with respect to Genentech’s [ * ] and such [ * ] shall be subject to the [ * ].
9.4    Enforcement.
(a)    Notices and Consultation. The Parties shall consult in good faith as to potential strategy or strategies to manage infringement by Third Parties of the Exelixis Licensed Patents and/or Joint Patents. The provisions of this Section 9.4 shall not apply to [ * ].
(b)    Enforcement by [ * ] of Joint Patents. [ * ] shall have the first right, but not the obligation to institute, prosecute, and control any action or proceeding with respect to such infringement of Joint Patents, by counsel of its own choice, and [ * ] shall have the right, at its own expense, to be represented by counsel of its own choice in that action. [ * ] shall inform [ * ] regarding an initiation of an infringement action by [ * ] regarding Joint Patents. Any amounts obtained by [ * ] as damages or settlement of such action or proceeding shall first be used to reimburse the Parties’ legal expenses (including, if any costs of [ * ] separate counsel). Any remainder shall be considered Operating Profit (Loss) in the year received. If [ * ] fails to take action to terminate infringement of a Joint Patent within a reasonable period after the Parties’ consultation in Section 9.4(a), then [ * ] shall have the right, but not the obligation to institute, prosecute, and control any action or proceeding with respect to such infringement of Joint Patents, by counsel of its own choice, and [ * ] shall have the right, at its own expense, to be represented by counsel of its own choice in that action. [ * ] shall inform [ * ] regarding an initiation of an infringement action by [ * ] regarding Joint Patents. Any amounts obtained by [ * ] as damages or settlement of such action or proceeding shall first be used to reimburse the Parties’ legal expenses (including, if any costs of [ * ] separate counsel). Any remainder shall be considered Operating Profit (Loss) in the year received.
(c)    Enforcement by [ * ] of Exelixis Licensed Patents. If there is any infringement, suspected infringement or alleged infringement by a Third Party of the Exelixis Licensed Patents, to the extent that such infringement, suspected infringement or alleged infringement relates to a Collaboration Compound or a Licensed Product (“Product Infringement”), then each Party may provide notification to the other and engage in consultation pursuant to Section 9.4(a). Subject to the terms of this Section 9.4(c), [ * ] has the first right to take action to terminate infringement without litigation, to institute an action or proceeding for enforcement, or to settle or continue prosecution of an action or proceeding with respect to each Product Infringement. If [ * ] takes action to terminate such Product Infringement without litigation, commences a legal action or proceeding against such Product Infringement, [ * ] shall timely inform [ * ] and the Parties shall consult as provided in Section 9.4(a). [ * ] will bear the costs and expenses of that action or proceeding, and shall control the conduct and strategy of such action or proceeding. [ * ] may act to terminate infringement without litigation, enter into settlements, stipulated judgments or other arrangements respecting such Product Infringement, at its own expense; however, [ * ] shall not (without obtaining [ * ]’ prior written consent) be able to take any action or agree to any settlement that would impose undue financial burden on [ * ] or admit invalidity or unenforceability of Exelixis Licensed Patents. If [ * ] commences such a Product Infringement enforcement action, [ * ] agrees to execute all papers and to perform such other acts as may be reasonably required (including consent to be joined as nominal Party plaintiffs in such action). [ * ] shall reimburse [ * ] for its out-of-pocket expenses for

28.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

performing actions requested by [ * ] in relation to such Product Infringement enforcement action. [ * ] may, at its option and at its own expense, be represented in such action by counsel of its choice. Any damages or other recovery from a Product Infringement enforcement action undertaken by [ * ] pursuant to this Section 9.4(c) shall first be used to [ * ]. Any remainder attributable to the Profit-Share Territory shall be [ * ]. If [ * ] fails to take action to terminate a Product Infringement within a reasonable period after the Parties’ consultation in Section 9.4(a), then [ * ] shall have the right, in accordance with Section 9.4(d) to terminate such Product Infringement without litigation or to commence a legal action or proceeding against such Product Infringement as if it were an Other Infringement.
(d)    Enforcement by [ * ] of Exelixis Licensed Patents. To the extent there is an infringement, suspected infringement or alleged infringement by a Third Party of Exelixis Licensed Patents to the extent that such infringement, suspected infringement or alleged infringement is not related to a Collaboration Compounds or a Licensed Product (an “Other Infringement”), [ * ]. If [ * ] wishes to commence a legal action or proceeding against such Other Infringement, [ * ] shall [ * ], and [ * ] may commence such legal action or proceeding [ * ]. If [ * ] does undertake such legal action or proceeding, then [ * ] will bear the costs and expenses of that action or proceeding, and shall control the conduct and strategy of such action or proceeding. [ * ] may act to terminate infringement without litigation, enter into settlements, stipulated judgments or other arrangements respecting such Other Infringement, at its own expense, to the extent such arrangements or actions do not adversely affect the Licensed Product or any claim of an Exelixis Licensed Patent Covering such Collaboration Compound or Licensed Product. [ * ] shall not (without obtaining [ * ] prior written consent) take any action or agree to any settlement that would impose undue financial burden on [ * ] or admit invalidity or unenforceability of Exelixis Licensed Patents. If [ * ] commences such infringement action, [ * ] agrees to execute all papers and to perform such other acts as may be reasonably required. [ * ] shall reimburse [ * ] for its out-of-pocket expenses for performing actions requested by [ * ] in relation to such Other Infringement enforcement action. Any amounts obtained by [ * ] as damages or settlement of such Other Infringement enforcement action or proceeding undertaken by [ * ] pursuant to this Section 9.4(d) belong [ * ].
9.5    Trademarks. Genentech (or its Affiliates or other sublicensees) will be responsible for, and shall have sole discretion in, selecting trademarks for the use on or in connection with the Licensed Products. Genentech (or its Affiliates or other sublicensees) will be responsible for registration of such trademarks and will be the sole owner of such trademarks. For the avoidance of doubt, trademarks, including those created hereunder, are not included in the definition of Information.
9.6    Marking. Genentech shall, and shall require that its sublicensees, apply the patent marking notices required by the law of any country where Licensed Products are made, sold or used, to the extent feasible and practical, and in accordance with the applicable patent laws of that country.
ARTICLE 10

CONFIDENTIALITY
10.1    Nondisclosure of Confidential Information.
(a)    “Confidential Information” means Information, of whatever kind and in whatever form or medium, including Information about Materials provided or created, and confidential Know-How, which Information is not within the exclusions in Section 10.2(a) and further: (i) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the term of this Agreement and whether disclosed orally, electronically, by observation or in writing, (ii) created by, or on behalf of, either Party, or created jointly by the Parties, in the course of this Agreement, or (iii) expressly deemed to be Confidential Information pursuant to another provision of this Agreement.
(b)    All Confidential Information about any Collaboration Compound that exists as of the Effective Date, is created as a result of the Pre-Opt-In Studies (including the Genentech Research), as a result of Exelixis’ Back-Up Work under Section 3.3 or Exelixis’ development activities under Section 3.2 (“Pre-Opt-In Confidential

29.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information”), whether or not disclosed under this Agreement, will be deemed to be the Confidential Information of [ * ]. If [ * ] Confidential Information will [ * ] to be the Confidential Information of [ * ]. If [ * ] to be the Confidential Information of [ * ]. If [ * ] Compound will be deemed to be the Confidential Information of [ * ] and the rest of such [ * ] the Confidential Information of [ * ]. If [ * ] Compound will be deemed to be the Confidential Information of [ * ], such [ * ] will be deemed to be the Confidential Information of [ * ] and the rest of such Information will be deemed to be the Confidential Information of [ * ]. If [ * ] Confidential Information will thereafter be deemed the Confidential Information of [ * ]. Any Development Plans are the Confidential Information of [ * ]. Although, pursuant to Section [ * ], [ * ] regarding a Collaboration Compound may not be disclosed to Genentech prior to [ * ], it nonetheless will be treated in the same manner as Pre-Opt-In Confidential Information for purposes of non-disclosure and non-use obligations.
(c)    All Confidential Information about any Collaboration Compound created by Genentech after exercising the Opt-In is [ * ] Confidential Information and Confidential Information about an Excluded Compound is [ * ] Confidential Information; however, if this Agreement is terminated by [ * ] or by Exelixis pursuant to Section 11.2(c), then Confidential Information that is created by Genentech after exercising the Opt-In and that relates solely to a Reversion Compound or Reversion Product (as defined in Section 11.3(e)) will be treated as the Confidential Information of [ * ] and all other Confidential Information created by Genentech after exercising the Opt-In that relates to a Reversion Compound or Reversion Product will be treated as the Confidential Information of [ * ].
(d)    The Parties agree that during the term of this Agreement and for a period of [ * ] after the expiration or earlier termination of this Agreement, a Party receiving Confidential Information of the other Party will: (i) hold such Confidential Information in strict trust and confidence and not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder; and (ii) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement.
10.2    Exceptions. The term “Confidential Information” under this Agreement does not include any portion of the Information that the first Party (i.e., the Party wishing to disclose Confidential Information of the other Party) can show by competent written proof:
(a)    Is publicly disclosed by the other Party, either before or after it is disclosed to the first Party hereunder;
(b)    Was known to the first Party, without obligation to keep it confidential, prior to disclosure by the other Party;
(c)    Is subsequently made available to the first Party, without any restrictions on non-disclosure or non-use, by a Third Party having authority to do so;
(d)    Is published by a Third Party or otherwise becomes publicly available or enters the public domain, without breach of this Agreement or any agreement between a Party and such Third Party, either before or after it is disclosed to the first Party; or
(e)    Has been independently developed by employees or contractors of the first Party without reference of any Confidential Information of the other Party.
10.3    Authorized Disclosure. Each Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:
(a)    Filing or prosecuting Patents pursuant to Article 9 of this Agreement and, with respect to Genentech, future Patents related to Licensed Products and the uses thereof;

30.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    Regulatory filings by either Party, as related to Licensed Products by such Party;
(c)    To the extent such disclosure is reasonably necessary to prosecute or defend litigation, or to comply with the order of a court, applicable laws or governmental regulations; provided that receiving Party provides prompt notice to the disclosing Party of the disclosure requirement and the Confidential Information to be disclosed, and further provides reasonable assistance to enable the disclosing Party to seek a protective order or otherwise prevent or limit such disclosure by the receiving Party;
(d)    To the extent such disclosure is required to comply with applicable governmental regulations (including those of the U.S. Internal Revenue Service and U.S. Securities and Exchange Commission (the “SEC”); provided that the procedure in Section 10.6 is followed (whether with respect to the terms of this Agreement or other Confidential Information):
(e)    Disclosure to such Party’s Affiliates and sublicensees, Third Party contractors and potential sublicensees or collaborators, to the extent disclosure to such entities is required or necessary for Exelixis and/or Genentech to exercise the licenses granted under this Agreement, or for the performance of the obligations under this Agreement; provided that any of the foregoing entities, prior to disclosure, must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.
In addition, Exelixis may disclose Genentech’s Confidential Information to the extent such disclosure is reasonably necessary for the filing or prosecution of Patents relating to Excluded Compounds, Reversion Compounds or Reversion Products, or for regulatory filings relating to the Excluded Compound, Reversion Compounds or Reversion Products.
10.4    Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed, in confidence, by a Party: (a) to its Affiliates; (b) to collaborators, potential collaborators, sublicensees or potential sublicensees but only after redacting terms not relevant to the rights and obligations being undertaken or contemplated to be undertaken by such collaborators or sublicensees, and only for limited purposes as necessary for that collaborator or sublicensee or perform its obligations or exercise its rights; (c) to potential acquirers, investment bankers and lenders, but only after redacting terms not relevant to the potential transaction, and only for limited purposes as required in connection with a transaction; and (d) connection with a required filing to the SEC, subject to Section 10.6 below.
10.5    Termination of Prior Confidentiality Agreements. This Agreement supersedes the Amended and Restated Mutual Confidentiality Agreement between Exelixis and Genentech effective March 29, 2006. All Information (as such term is defined in such Confidentiality Agreement) exchanged between the Parties under such earlier agreement shall be deemed Confidential Information of the Party that disclosed such Information and shall be subject to the terms of this Article 10.
10.6    Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit G. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that such approval will not unreasonably be withheld or delayed with respect to any disclosure which is required by law, including disclosures required by the U.S. Securities and Exchange Commission or made pursuant to the requirements of the national securities exchange or other stock market on which such Party’s securities are traded (“Exchange”), so long as the Party from which approval is being required will have no less than [ * ] to review and provide comment regarding any such proposed announcement, unless a shorter review time is necessary or agreed. If the compliance with the disclosure requirements of an Exchange requires filing of this Agreement, the filing Party shall seek confidential treatment of portions of this Agreement from the Exchange and shall provide the other Party with a copy of the proposed filings at least [ * ] prior to filing it with the Exchange for the other Party to review any such proposed filing. Each Party agrees that it will obtain its own legal advice with regard to its compliance

31.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with securities laws and regulations, and will not rely on any statements made by the other Party relating to such securities laws and regulations.
10.7    Scientific Publications. [ * ] shall publish or present the results of research carried out during the Collaborative Development Period [ * ] pursuant to this Section 10.7. [ * ] agrees to provide [ * ] the opportunity to review any such proposed publication or presentation (including abstracts, manuscripts or verbal presentations) at least [ * ] prior to its intended submission for publication or presentation and agrees, upon request, not to submit any such publication or presentation until [ * ] is given a reasonable period of time to secure patent protection for any material in such publication or presentation which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication or presentation of information or of filing of patent applications. The Parties agree to review and consider delay of publication or presentation and filing of patent applications under certain circumstances. Neither Party shall have the right to publish or present Confidential Information of the other Party, unless it receives the prior written consent of the other Party; upon request, a Party seeking to make a publication shall remove Confidential Information of the other Party. Further, each Party shall provide appropriate scientific attribution to the other in any publication concerning Collaboration Compounds or Licensed Products.
10.8    [ * ] for Collaboration Compounds. Exelixis shall provide the [ * ] for all [ * ] to Genentech [ * ]. [ * ], Exelixis shall provide the [ * ] (collectively, the “[ * ]”) [ * ] and [ * ], but not [ * ] unless [ * ]. Any such provision of [ * ] shall take place pursuant to a confidentiality agreement between the Parties and such [ * ] that has [ * ] of [ * ] as [ * ] Confidential Disclosure Agreement between [ * ]. In the event that [ * ] that Exelixis [ * ] Genentech, Exelixis [ * ] but such [ * ] or a similarly or more [ * ] and may [ * ]. Such information can be used solely to [ * ], and such information [ * ] any other purpose including in connection with the [ * ].
ARTICLE 11

TERM AND TERMINATION
11.1    Term. This Agreement shall become effective on the Effective Date and shall remain in effect until terminated in accordance with Section 11.2, Section 11.3 or by mutual written agreement, or until the expiration of the last payment obligation with respect to all Licensed Products hereunder.
11.2    Termination.
(a)    Termination for Genentech’s Decision not to Opt-In. This Agreement may be terminated pursuant to Section 3.4(b)(iii).
(b)    Termination by Genentech for Convenience. At any time, Genentech may terminate this Agreement, at its sole discretion and for any reason or no reason, by providing written notice of termination to Exelixis, which notice includes an effective date of termination at least [ * ]; provided, however, if Genentech terminates this Agreement for convenience [ * ], then at Exelixis’ request, such termination shall become effective [ * ].
(c)    Termination for Cause. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. For all breaches other than a failure to make a payment set forth in this Agreement, the allegedly breaching Party shall have [ * ] to cure such breach from the receipt of the notice [ * ]. For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party shall have [ * ] from the receipt of the notice [ * ] cure such breach. If the Party receiving notice of breach fails to cure, [ * ], that breach within applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. If the allegedly breaching Party in good faith [ * ] the failure to cure or remedy such material breach and provides written notice of [ * ] to the other Party within the above time periods, then the matter will be addressed under the [ * ] provisions in Section [ * ], and the notifying Party may [ * ] until it has been [ * ] that the [ * ] is in material breach of this Agreement, and such breaching Party further [ * ] after the [ * ].

32.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.3    Effect of Termination.
(a)    Accrued Obligations Survive. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
(b)    Effect of Termination on Co-Promotion. Even if [ * ] as set forth in this Section [ * ], upon termination or expiration of this Agreement [ * ].
(c)    Effect on Licenses of Termination under Section 11.2(a) (Genentech’s Decision not to Opt-In). In the event of termination of this Agreement pursuant to Section 3.4(b)(iii) or Section 3.4(c)(ii): (i) the licenses granted to Genentech under Article 7 shall expire (or never become effective, as the case may be); (ii) any licenses granted by Genentech to Exelixis shall expire (or never become effective, as the case may be), except that [ * ].
(d)    Effect on Licenses of Termination by Genentech under Section 11.2(c) (Genentech Termination for Exelixis Breach). In the event of termination of this Agreement by Genentech pursuant to Section 11.2(c): (i) the licenses granted to Exelixis shall terminate ([ * ] and [ * ] with respect to [ * ]); (ii) the licenses granted [ * ] under Section [ * ] shall survive, so long as [ * ] as set forth in this Section [ * ]; and Sections [ * ] and Article [ * ] (in each case only pertaining to [ * ]), Sections [ * ] and [ * ] shall survive; and, if the Exelixis breach is of obligations other than those in Section [ * ], then the obligations in Sections [ * ] also survive. The license to [ * ] described in this Section [ * ] shall [ * ] of Licensed Products [ * ] at the rate set forth in the table below, [ * ]. Such royalty obligation shall expire, on a product-by-product and country-by-country basis, upon the later to occur of: (1) the expiration of the last Valid Claim of the [ * ] that Covers such Licensed Product in such country; and (2) the [ * ] of the First Commercial Sale of such Licensed Product in such country. In the event that there is [ * ], [ * ] obligations under this Section 11.3(d) [ * ] for such Licensed Product [ * ] that Covers such Licensed Product in such country.

Time when [ * ] occurred	Royalty on Licensed Products	Section 8.5 ([ * ] and Royalties for [ * ])
Prior to the [ * ]	[ * ]	[ * ]
After [ * ]	[ * ]	[ * ]

(e)    Effect on Licenses of Termination by Genentech under Section 11.2(b) or by Exelixis under Section 11.2(c) (Genentech’s termination for convenience or Exelixis’ Termination for Genentech Breach). In the case of termination of this Agreement by Genentech under Section 11.2(b) or by Exelixis pursuant to Section 11.2(c), all licenses granted to Genentech under Section 7.1 cease. In addition, all [ * ] shall thereupon be deemed “Reversion Compounds” and all products containing such Reversion Compounds shall be deemed “Reversion Products,” and the license grants below shall become effective (or, if not effective, be granted by Genentech).
(i)    License for Reversion Compound and Reversion Product.
(1)    For purposes of this Section 11.3(e), “Genentech Reversion IP” means the following, to the extent it exists and is Controlled by Genentech as of the date of termination: (A) all Genentech Licensed Patents [ * ] make, have made, use, sell, have sold, offer for sale or import Reversion Compounds or Reversion Products, and (B) all Patents Controlled by Genentech that [ * ], which Patents disclose or claim the composition of matter, manufacture or use of a Reversion Compound or Reversion Product, provided that [ * ]. For purposes of this Section, “Reversion Information and Materials” means the following, to the extent it exists and is Controlled by Genentech as of the date of termination (such Information in (A), (B), (D) and (E) is “Reversion Information”): (A) [ * ] (including [ * ]) with respect to the Reversion Products in Genentech’s or its Affiliate’s name; (B) [ * ] then [ * ]

33.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and related only to such Reversion Products, subject to [ * ]; (C) all supplies of Reversion Products (including [ * ]) that in each case are in Genentech’s Control; (D) Information necessary for manufacture of the Reversion Product in its then-current form; and (E) [ * ] for a Reversion Product.
(2)    Genentech shall, and hereby does, grant to Exelixis, effective as of the effective date of termination of this Agreement by Genentech under Section 11.2(b) or by Exelixis under Section 11.2(c) and subject to [ * ] [ * ] set forth below and continued compliance with Section [ * ], a worldwide, [ * ] [ * ] license, with the right to sublicense: (A) under the Genentech Reversion IP, effective as of the effective date of termination of this Agreement, to make, have made, use, sell, have sold, offer for sale and import Reversion Compounds and Reversion Products; and (B) to use the Reversion Information to do so. The license described in this Section 11.3(e)(i)(2) shall bear a royalty on Exelixis’ Net Sales of such Reversion Product anywhere in the world at the royalty rates set forth in the table below, [ * ], for the period set forth in Section 11.3(e)(i)(3) below. Further, to the extent Genentech Reversion IP would include any rights under Patents and other intellectual property for which Genentech has an obligation to pay royalties or any other payments to that Third Party, then Genentech shall disclose such obligations to Exelixis and Exelixis either may: (i) have such Patents and intellectual property included in the license and pay to the Third Party licensor amounts attributable to the rights obtained (which amounts shall be reasonably allocated between Exelixis and Genentech if they also pertain to rights not sublicensed to Exelixis) or reimburse Genentech for such amounts it has paid to that Third Party; or (ii) decline to have such Patents and intellectual property included in the license.

Time when [ * ]	Royalty on Reversion Products
Prior to the start of the [ * ]	[ * ]%
Prior to the start of the [ * ]	[ * ]%
After [ * ]	[ * ]%
After the [ * ]	[ * ]%

(3)    Such royalty obligation shall expire, on a product-by-product and country-by-country basis, upon the later to occur of: (A) the expiration of the last Valid Claim of a Patent within the [ * ] that Covers such Reversion Product in such country; and (B) the [ * ] of the First Commercial Sale of such Reversion Product in such country. In the event that there is [ * ], Exelixis’ royalty obligations under this Section 11.3(e) shall cease in such country for such Reversion Product after the expiration of the last-to-expire [ * ] that Covers such Licensed Product in such country.
(4)    Genentech shall transfer to Exelixis a copy of the Reversion Information, and shall transfer to Exelixis all Materials included in the scope of Reversion Information and Materials. Genentech shall use reasonable efforts to provide other research or preclinical data that is in its possession and control and is specific to the Reversion Compounds. Genentech hereby grants Exelixis an exclusive license to use such Reversion Information and Materials so transferred to make, have made, use, sell, offer for sale and import Reversion Compounds and Reversion Products. However, Genentech shall not, under such circumstances, have any obligation or right to Manufacture any Reversion Products, or to have any Reversion Products made by a Third Party. Enforcement of licensed Genentech Reversion IP shall be similar to Section 9.4(c) except to replace “Genentech” with “Exelixis”, “Exelixis” with “Genentech”, “Exelixis Licensed Patents” with “Genentech Reversion IP”, “a Collaboration Compound or a Licensed Product” with “a Reversion Compound or a Reversion Product”, [ * ].
(ii)    License for [ * ] Diagnostic Product.

34.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(1)    For the purpose of this paragraph, a Diagnostic Product is [ * ] (and thus a “[ * ]”) if: (A) either Party is [ * ] in clinical trials of, [ * ], or [ * ], the Reversion Product, or (B) (I) either Party is [ * ] in clinical trials of, [ * ], or [ * ] the Reversion Product; (II) the Patents Controlled by Genentech [ * ]; and (III) [ * ] exists.
(2)    For purposes of this Section 11.3(e), “Collaboration Diagnostic Reversion IP” means the following, to the extent it exists and is Controlled by Genentech as of the date of termination: [ * ]. “Other Diagnostic Reversion IP” means all Patents Controlled by Genentech, other than Genentech Licensed Patents, that disclose or claim an invention then existing, which Patents disclose or claim the composition of matter, manufacture or use of a [ * ], except that to the extent Other Diagnostic Reversion IP would include any rights under Patents and other intellectual property for which [ * ], then Genentech shall disclose such obligations to Exelixis and Exelixis either may: (I) have such Patents and intellectual property included in the license and [ * ] (which [ * ] Exelixis and Genentech if they [ * ] Exelixis) or [ * ]; or (II) [ * ]. For purposes of this Section 11.3(e), “Diagnostic Reversion Information and Materials” means the following, to the extent it exists and is Controlled by Genentech as of the date of termination (such Information is “Diagnostic Reversion Information”) [ * ] regulatory and technical information for creating such [ * ], which may include manufacturing Information or agreements with Third Parties, but in any event includes only that Information that would not [ * ].
(3)    Genentech shall, and hereby does, grant to Exelixis, subject to Exelixis’ continued compliance with its payment obligations set forth below and the terms of the licenses granted, a worldwide, non-exclusive license, under the Collaboration Diagnostic Reversion IP, with the right to sublicense, effective as of the effective date of termination of this Agreement, to make, have made, use, sell, have sold, offer for sale and import [ * ] Diagnostic Products, but only in connection with a Reversion Product and only in the countries and during the period for which Exelixis or its Affiliate or sublicensee is selling such Reversion Compound (and associated Reversion Products).
(4)    If, as of the date of such termination, [ * ], then Genentech shall, and hereby does, grant to Exelixis, subject to Exelixis’ continued compliance with its payment obligations set forth below and the terms of the licenses granted, a worldwide, non-exclusive license, under such Other Diagnostic Reversion IP, with the right to sublicense, effective as of the effective date of termination of this Agreement, to make, have made, use, sell, have sold, offer for sale and import [ * ] Diagnostic Products, but only in connection with a Reversion Product and only in the countries and during the period for which Exelixis or its Affiliate or sublicensee is selling such Reversion Compound (and associated Reversion Products).
(5)    If, as of the date of such termination, [ * ] that there is a reasonable likelihood that the [ * ], then the Parties shall [ * ], but would [ * ] with a means of one of the following, [ * ]: (1) obtaining the right or ability to use of such [ * ] Diagnostic Product, (2) obtaining an [ * ], or [ * ] could be obtained, or (3) providing access [ * ], in the form of [ * ], provided that, if such [ * ] is granted in the [ * ], then [ * ] shall be in the form of a [ * ] of such [ * ] Diagnostic Product [ * ].
(6)    If the Parties select option (3) above, then Genentech shall use reasonable efforts to transfer to Exelixis a copy of the Diagnostic Reversion Information, and to transfer to Exelixis all Materials included in the scope of Diagnostic Reversion Information and Materials. Genentech shall use reasonable efforts to provide other research or preclinical data that is in its possession and control and is specific to the [ * ] Diagnostic Product. Genentech hereby grants Exelixis an exclusive license to use such Diagnostic Reversion Information and Materials so transferred to practice its license under Sections 11.3(e)(iii)(3)-(5) above.
(f)    In addition to the licenses for Reversion Products and Diagnostic Products, if at the time of termination a Licensed Product is being marketed (or being provided in a clinical trial) under a trademark or tradename specific to that Reversion Product and Controlled by Genentech, then, at Exelixis’ request, Genentech shall grant Exelixis an exclusive, fully paid, fully paid, royalty-free license (with the right to grant sublicenses) to use such trademark or tradename upon, or in relation to, such Reversion Product. Such trademark license shall be only for the then-current

35.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

form of the Reversion Product (i.e., if another form of the Reversion Product would require an additional NDA or similar regulatory filing, then such form is not included in the trademark license) and mutually agreed enhancements to that Reversion Product (if any). Genentech shall promptly and diligently negotiate in good faith with Exelixis to agree upon the non-financial terms of the agreement pursuant to which Genentech shall grant such trademark license. Such terms shall be commercially reasonable and consistent with Genentech’s practices with respect to trademark licenses. The Parties shall enter into such trademark license agreement promptly upon agreeing upon such terms. The terms of the trademark license agreement shall not include any payment obligations from Exelixis, except for reimbursements to Genentech of fees (such as maintenance and filing fees) required for ongoing maintenance of that trademark.
(g)    Payment Breach. If the Agreement is terminated by either Party pursuant to Section 11.2(c) for the other Party’s uncured breach of a payment obligation under this Agreement, then the terminating Party shall have the right to deduct from the future payments due to such breaching Party under this Section 11.3, the amount of such payment obligation together with all interest accrued from the date such payment was due at the rate set forth in Section 8.11, to the extent such amount and any interest so accrued is not paid by the breaching Party prior to such deduction.
(h)    Return of Confidential Information. Upon any termination of this entire Agreement, each Party shall use reasonable efforts promptly to return (or destroy and provide written certification thereof) to the other Party all Confidential Information received from the other Party, including any copies thereof (except copies retained solely for legal archival purposes).
11.4    Survival. In addition to specific Sections listed in Section 11.3 as surviving particular types of termination of this Agreement, [ * ] of this Agreement shall survive expiration or termination of this Agreement for any reason.
ARTICLE 12

REPRESENTATIONS AND WARRANTIES
12.1    Mutual Authority. Exelixis and Genentech each represents and warrants to the other as of the Effective Date that: (a) it has the authority and right to enter into and perform this Agreement; (b) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights; and (c) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.
12.2    Exelixis Warranties. Exelixis represents and warrants that:
(a)    as of the Effective Date, to the knowledge of Exelixis’ [ * ], [ * ], and [ * ], without any duty of inquiry or investigation, Exelixis does not [ * ] directed to or claiming [ * ], [ * ];
(b)    as of the Effective Date, to the knowledge of Exelixis’ [ * ], [ * ], and [ * ], without any duty of inquiry or investigation, [ * ] a Third Party has a license or an option for a license pursuant to a collaboration between Exelixis and any Third Party [ * ];
(c)    as of the Effective Date, it does not have knowledge of any rights that it currently owns or to which it currently has a license, that are within the Exelixis Licensed Patents or Exelixis Licensed Know-How (or that would be but for the terms of any agreement pursuant to which it has given up Control thereof, or pursuant to which it has rights to such Patents or Information but lacks Control thereof), to which [ * ] in this Agreement;

36.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)    it has [ * ] to grant licenses of the scope in this Agreement under those Patents included in that are either owned by Exelixis or its Affiliates or are the subject of a license from a Third Party to Exelixis that includes the right to sublicense, to the extent such Patents claim any Collaboration Compound;
(e)    the scientific Information relating the Existing Compound that Exelixis delivered or made available to Genentech (whether directly or through its Third Party advisors) prior to the Effective Date, including the Information regarding the [ * ] of the Existing Compound, is [ * ] in [ * ] as of the Effective Date that [ * ]; Exelixis has not [ * ] pre-clinical or clinical studies of the Existing Compound Controlled by Exelixis as of the Effective Date, including [ * ] to the Existing Compound;
(f)    EXEL-5518/the Existing Compound [ * ];
(g)    the scientific Information provided to Genentech [ * ] the Existing Compound or EXEL-5518 [ * ], and the physical compound provided to Genentech under this Agreement as the Existing Compound is MEK Compound referred to internally at Exelixis as “EXEL-5518” or “XL-518”; and
(h)    Exelixis Controls, with respect to the license set forth in Section 7.1(b) for the Existing Compound and Licensed Products containing such Existing Compound, [ * ] in the course of [ * ] of the Existing Compound [ * ] the Effective Date.
12.3    Genentech Warranty. Genentech represents and warrants that, as of the Effective Date, it owns or possesses adequate licenses to grant the licenses and perform the obligations herein.
12.4    Third Party Rights. Each Party represents and warrants to the other Party that, to its knowledge as of the Effective Date, performing its obligations under this Agreement will not in itself constitute a violation of a contractual or fiduciary obligation owed to any Third Party (including without limitation misappropriation of trade secrets).
12.5    Notice of Infringement or Misappropriation. Each Party represents and warrants to the other Party that, as of the Effective Date, it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology to be used in connection with the Collaboration.
ARTICLE 13

THIRD PARTY CLAIMS AND INDEMNIFICATION
13.1    Third Party Claims. If Exelixis receives notice or otherwise has knowledge, of a Claim (as defined in Section 13.2) related to any Licensed Product or Collaboration Compound, Exelixis promptly shall inform Genentech. If Genentech receives notice or otherwise has knowledge of a Claim for which Genentech reasonably expects to request indemnification from Exelixis under this Article 13, Genentech promptly shall inform Exelixis. The Parties then shall discuss a strategy on how to defend against such Claim. If the Claim is one likely to be subject to indemnification by one Party under Section 13.2, then the procedures in Section 13.4 apply. If the Claim is not a Claim subject to indemnification by one Party under Section 13.2, then the Parties shall meet and consult regarding the best way to proceed. If the Claim is of the type addressed in Article 9, the provisions of Article 9 apply. Final decisions regarding defense and settlement of Claims related to a Licensed Product or Collaboration Compound shall be made by [ * ] except if [ * ] is the indemnifying Party. Unless and to the extent [ * ] is the indemnifying Party, in no event may [ * ] settle or compromise any Claim related to a Licensed Product or Collaboration Compound without the prior written consent of [ * ]. [ * ].

37.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.2    Mutual Indemnification. Subject to this Section 13.2, to the last two sentences of Section 13.1, and to Section 13.4, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, and its and their officers, directors, and employees (collectively, the “Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Indemnitees (collectively, “Damages”), all to the extent resulting from claims, suits, proceedings or causes of action brought by such Third Party (“Claims”) against such Indemnitee based on or alleging: (a) a breach of warranty by the indemnifying Party contained in this Agreement; (b) violation of applicable law by such indemnifying Party related to or in the course of the performance of this Agreement; or (c)  [ * ]) or willful misconduct of a Party, its Affiliates or sublicensees, or their respective employees, officers, and directors related to or in the course of the performance of this Agreement. Subject to Section 13.4, Genentech hereby agrees to indemnify, defend and hold the Exelixis Indemnitees harmless from and against any and all Damages to the extent resulting Claims against such Indemnitees that are based on or alleging any action or failure to act occurring in the Other Territory except to the extent such Claim is based on or alleges: (i) a breach of warranty by Exelixis contained in this Agreement; (b) violation of applicable law by Exelixis related to or in the course of the performance of this Agreement; or (c) [ * ] or willful misconduct of Exelixis, its Affiliates or sublicensees, or their respective employees, officers, and directors related to or in the course of the performance of this Agreement.
13.3    Damages for Third Party Claims Related to Licensed Products. Damages from Third Party claims relating to the manufacture, use, handling, storage, sale or other disposition of any Licensed Product in the Profit-Share Territory, including without limitation Damages from claims of infringement of Third Party Patent rights, [ * ], except that Damages [ * ] to the extent such Damages result from: (i) breach of warranty, (ii) material breach of this Agreement, (iii) violation of applicable law in the course of the performance of its obligations under this Agreement; or (iv) [ * ]) or willful misconduct by a Party, its sublicensees, or their respective employees.
13.4    Conditions to Indemnification. As used herein, “Indemnitee” means a party entitled to indemnification under the terms of Section 13.2. It shall be a condition precedent to an Indemnitee’s right to seek indemnification under such Section 13.2 that the Indemnitee: (a) informs the indemnifying Party of a Claim as soon as reasonably practicable after it receives notice of the Claim; (b) if the indemnifying Party acknowledges that such Claim falls within the scope of its indemnification obligations hereunder, permits the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (including the right to settle the Claim solely for monetary consideration); provided, however, that the indemnifying Party shall seek the prior written consent (not to be unreasonably withheld or delayed) of any such Indemnitee as to any settlement which would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and provided further that if Exelixis is the indemnifying Party and the Claim involves a Licensed Product, then Genentech has the right to approve a settlement or compromise that would damage or have the effect of damaging Genentech’s strategy for defending or settling similar claims and would not require any particular activities or oversight regarding marketing or selling a Licensed Product; and (c) fully cooperates (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Claim. Provided that an Indemnitee has complied with the foregoing, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Claim. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Claim using attorneys of its/his/her choice and at its/his/her expense. In no event may an Indemnitee settle or compromise any Claim for which it/he/she intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party, or the indemnification provided under such Section 13.2 as to such Claim shall be null and void.
13.5    Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO SECTION 13.2, AND EXCEPT FOR BREACH OF ARTICLE 10 HEREOF (CONFIDENTIALITY) OR SECTION 3.7 (EXCLUSIVITY), IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR SUBLICENSEES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED

38.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.
13.6    Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 12 ABOVE, EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, TARGETS, ASSAYS, MOLECULES, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY SUCH PARTY AS PART OF THE COLLABORATION OR OTHERWISE MADE AVAILABLE TO THE OTHER PARTY PURSUANT TO THE TERMS OF THIS AGREEMENT.

ARTICLE 14

INSURANCE
14.1    Insurance Coverages. Each Party shall maintain, at its own cost, the insurance coverages set forth in this Section 14.1; provided, however, [ * ].
(a)    Commencing as of the Effective Date, each Party shall obtain and maintain on an ongoing basis, Commercial General Liability insurance, including contractual liability, in a minimum amount of [ * ] per occurrence (combined single limit for bodily injury and property damage liability) during any period in which either Party is [ * ] (as such period may be extended under Section 14.2(c)), and [ * ] during any other period.
(b)    During any period in which a Party is [ * ] (as such period may be extended under Section 14.2(c)), such Party shall obtain and maintain on an ongoing basis, Products Liability insurance, including contractual liability, in the minimum amount of [ * ] per occurrence, combined single limit for bodily injury and property damage liability.
14.2    Additional Requirements. Except [ * ], the following provisions apply:
(a)    All insurance coverages shall be primary insurance with respect to each Party’s own participation under this Agreement, and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of [ * ] or better.
(b)    [ * ] shall name [ * ] as an [ * ] under its Commercial General Liability and Products Liability insurance policies.
(c)    The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then in such a case, such Party shall maintain the insurance coverage for at least [ * ] following the period during which such coverage is required under Section 14.1.
(d)    Each Party’s aggregate deductibles under its Commercial General Liability and Products Liability and other insurance policies shall be [ * ], taking into account the deductibles that are prudent and customary with respect to the activities in which it is engaged under this Agreement.
(e)    Upon request, each Party shall provide to the other Party its respective certificates of insurance evidencing the insurance coverages set forth in Section 14.2. Each Party shall provide to the other Party at least [ * ] prior written notice of any cancellation, nonrenewal or material change in any of the insurance coverages.

39.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Each Party shall, upon receipt of written request from the other Party, provide renewal certificates to the other Party for as long as such Party is required to maintain insurance coverages hereunder.

ARTICLE 15

MISCELLANEOUS
15.1    Complete Agreement; Modification. This Agreement constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties.
15.2    Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of California, without regard to conflicts of law rules requiring the application of different law.
15.3    Dispute Resolution.
(a)    Internal Resolution. Except as otherwise expressly provided herein (including, without limitation, under Section 2.2(c)), in the event of any controversy, claim or other dispute arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof (a “Dispute”), such Dispute shall be first referred to [ * ] Genentech [ * ] and [ * ] of Exelixis for resolution, prior to proceeding under the following provisions of this Section 15.3. A Dispute shall be referred to such executives upon any Party providing the other Party with written notice that such Dispute exists, and such executives, or their designees, shall attempt to resolve such Dispute through good faith discussions. In the event that such Dispute is not resolved within [ * ] of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Section 15.3(b).
(b)    Arbitration. Except as otherwise expressly provided in this Agreement, the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 15.3(a) must be finally resolved through binding arbitration by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures in effect at the time the Dispute arises, except as modified in this Agreement, applying the substantive law specified in Section 15.2. A Party may initiate an arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the Dispute. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator ([ * ]) to resolve the Dispute, and all three (3) shall serve as neutrals. If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the then prevailing Comprehensive Arbitration Rules and Procedures. Within [ * ] of the conclusion of an arbitration proceeding, the arbitration decision shall be rendered in writing and shall specify the basis on which the decision was made. The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement. The arbitration proceedings shall be conducted in San Francisco, California. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator, except as otherwise set forth in the Agreement. Each Party shall bear its own attorneys’ fees and associated costs and expenses.
(c)    Patent Validity; Equitable Relief. Notwithstanding the other provisions of this Section 15.3, any Dispute that involves the validity, infringement or claim interpretation of a Patent: (i) that is issued in the United States, shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (ii)

40.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that is issued in any other country, shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies. For the sake of clarity, such patent disputes shall not be subject to the provisions of Section 15.3(b). Notwithstanding the other provisions of this Section 15.3, any Dispute that involves the need to seek preliminary or injunctive measures or other equitable relief (e.g., in the event of a potential (or actual) breach of the confidentiality and non-use provisions in Article 10) need not be resolved through the procedure described in Sections 15.3(a) or (b) but may be immediately brought in a court of competent jurisdiction.
15.4    Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.
15.5    Assignment and Change of Control. Neither Party may assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, except, that either Party may assign this Agreement, without the consent of the other Party in connection with a Change of Control, conditioned on providing notice of that Change of Control to the other Party, and, with respect to Exelixis, also subject to the following. If Exelixis is subject to a Change of Control, then: (a) [ * ]. Any purported assignment in contravention of this Section 15.5 shall be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the Parties. For purposes of this Section 15.5, “Change of Control” means: (i) any stock acquisition, reorganization, merger, consolidation or similar transaction or series of transactions of Exelixis, other than a transaction or series of transactions in which the holders of the voting securities of Exelixis outstanding immediately prior to such transaction or series of transactions continue to retain at least fifty percent (50%) of the total voting power represented by the voting securities of Exelixis or the surviving entity outstanding immediately after consummation of such transaction or series of transactions; or (ii) a sale or other conveyance of all or substantially all of the assets of Exelixis by means of a transaction or series of transactions to another entity.
15.6    Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given as of the day of personal delivery, one (1) day after the date sent by facsimile service, or on the day of successful delivery to the other Party confirmed by the courier service.
For Exelixis:        Exelixis, Inc.
170 Harbor Way
P.O. Box 511
South San Francisco, CA 94083
Attention: SVP, Patents and Licensing
Phone: +1 650-837-7000
Fax: +1 650-837-8300
With a copy to:    Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Robert L. Jones, Esq.
Phone: +1 650-843-5000
Fax: +1 650-849-7400

41.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For Genentech:    Corporate Secretary
Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080
Phone: +1 650-225-1672
Fax: +1 650-952-9881

With a copy to:    Vice President of Alliance Management
Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080
Phone: +1 650-225-1000
Fax: +1 650-467-3294

15.7    Force Majeure. Each Party shall be excused from the performance of its obligations (other than payment obligations) under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, act of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.
15.8    Severability; Waiver. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. In such event, the Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
15.9    Section 365(n) of Bankruptcy Code. All rights and licenses now or hereafter granted under or pursuant to Article 7 of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). The Party granting such a license agrees not to interfere with the receiving Party’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Diligent Efforts to assist such receiving Party to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for the receiving Party to exercise such rights and licenses in accordance with this Agreement. The Parties acknowledge and agree that all payments by one Party to the other Party under this Agreement constitute royalties within the meaning of Bankruptcy Code §365(n) or relate to licenses of intellectual property hereunder.
15.10    Cumulative Rights; Further Assurances. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

42.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.11    Construction of this Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” are used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement will be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit or the Exelixis Work Plan, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.
15.12    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Exelixis or Genentech from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.
15.13    Independent Contractors; Use of Name. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Exelixis and Genentech is that of independent contractors. The relationship between the Parties under this Agreement is not, and is not intended to be, a joint venture, an agency relationship, or a fiduciary or trust relationship. Neither Party shall have the power to bind or obligate the other Party in any manner. Except as required by law, neither Party shall use the name or trademarks of the other Party for any advertising or promotional purposes without the prior written consent of such other Party.
15.14    Affiliates.
(a)    Affiliates Bound. Each Party agrees that it will prohibit each of its Affiliates from taking any action that the Party itself is prohibited from taking under this Agreement. All Affiliates of a Party that perform one or more obligations of that Party under this Agreement, or that Control any intellectual property licensed under this Agreement, are bound by all relevant provisions of this Agreement that employ the terms “Exelixis”, “Genentech”, “Party” or “Parties”. In addition, the Affiliates of a Party that receive any Confidential Information of the other Party pursuant to his Agreement are bound by all obligations set forth in Article 10.
(b)    Breach by Affiliates. Each Party acknowledges and agrees that a breach by any of its Affiliates under this Agreement will be treated as a breach by that Party. In that circumstance, each Party expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed directly against its Affiliate, for any obligation or performance under this Agreement.
15.15    Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.
15.16    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, each of which shall be binding when sent.

43.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Signature Page Follows

44.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, Exelixis and Genentech have executed this Collaboration Agreement by their respective duly authorized representatives as of the Effective Date.

EXELIXIS, INC.	GENENTECH, INC.

By:	/s/ GEORGE SCANGOS	By:	/s/ ARTHUR D. LEVINSON
Name:	George Scangos	Name:	Arthur D. Levinson
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer
Date:	December 22, 2006	Date:	December 22, 2006

45.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A
Financial Appendix
Principles of Reporting.
Determination of Operating Profit (Loss) for a Licensed Product in the Profit-Share Territory will be based on each Party’s respective financial information. The interpretation of the defined terms in such report shall be in accordance with GAAP and this Agreement.
Gross Sales
less [ * ]
= Operating Profit (Loss)

If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operations.

Accounting and Cost Categories. Definitions of the various categories of revenues, costs and expenses included in Operating Profit (Loss) shall be interpreted in accordance with GAAP. Any costs included in the calculation under one cost category may not be included in the calculation of another cost category. Where the terms of this Financial Appendix would permit inclusion of a cost within more than one cost category, that cost will be allocated to a single cost category consistent with GAAP and the other provisions of this Agreement. [ * ].

References to “Collaboration”

References in this Financial Appendix to the “Collaboration” are references to those activities related to the Licensed Product that would form the basis for Operating Profit (Loss) under this Agreement. The Parties may consolidate accounting of operations related to Licensed Products, and the activities subject to that consolidated accounting also will be referred to the “Collaboration.” However, the Collaboration is not a legal entity for financial accounting, income tax reporting or any other purposes

Reporting.

The fiscal year for the Collaboration will be a calendar year.

Each Party is responsible for providing the other Party reports as set forth in the table below, for activities for which it is responsible and costs it incurred and revenue obtained that forms a component of Operating Profit (Loss) for Licensed Products in the Profit-Share Territory.
Reporting will be at the times set forth in the following Report Table, with submissions due on the date indicated or the next business day if such date is a weekend or U.S. holiday:
[ * ]
The Parties may agree to modify the foregoing reporting cycles and deadlines. In the event that a Party substantially or materially changes its internal reporting cycles and deadlines generally, then the Parties shall discuss, in good faith, appropriate revisions to the foregoing reporting cycles and deadlines to reasonably accommodate such change.
Unless otherwise agreed by the Parties consistent with their responsibilities for sales and marketing, Genentech shall record sales. Without limiting the Parties’ reporting obligations as set forth in the Report Table above, on a calendar quarterly basis, [ * ] will supply [ * ] with a statement setting forth that quarter’s Operating Profit (Loss) obtained by [ * ] for Licensed Products in the Profit-Share Territory, including the basis for calculation of such amounts. Genentech shall consolidate any Operating Profit (Loss) reported by Exelixis with those obtained directly by Genentech. Each such report shall be provided as early as possible, on the schedule in the chart above.

i
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Each Party will make available a financial representative to coordinate regarding financial aspects of planning, reporting and information sharing, at the request of the other Party: Upon the reasonable request of either Party, the other Party shall answer any question and address any comment from the other Party pertaining to such financial planning and reporting.

Budgets.
Genentech will prepare a consolidated budget for Operating Profit (Loss) for the Collaboration on an [ * ] basis; Exelixis shall provide input for that budget regarding its sales force activities.
Budgets are provided for information and planning purposes, including establishing the initial profit share ratio for the forthcoming calendar year; final sharing of Operating Profit (Loss) on a calendar year basis are based on actual amounts, subject to Section 8.3(a)(v) of the Agreement.

ILLUSTRATIVE EXAMPLE OF PROFIT SHARE CALCULATION

The following two calendar year example is intended to illustrate the determination of Operating Profits (Losses) in the Profit Share Territory and the method of calculating the annual profit share percentages for each Party based on that year’s Actual Sales.
[ * ]
Definitions for Financial Appendix.
“Actual Sales” means, with respect to a particular Licensed Product, the Gross Sales less [ * ].
“Allocable Overhead” means costs incurred by each Party that are attributable to that Party’s [ * ]. The Allocable Overhead shall not include [ * ] and shall not duplicate General & Administrative Expenses hereunder.
“Cost of Sales” means the sum of: (a) Fully Burdened Manufacturing Cost (or “FBMC”, as defined below) of a Licensed Product in the Profit-Share Territory (in whatever form), to the extent included pursuant to Section 4.1 of the Agreement; (b) freight, insurance, customs charges, duty, and other costs of shipping Licensed Products in the Profit-Share Territory to customers (to the extent actually incurred by the shipping Party and not reimbursed by the customer); (c) temporary storage; and (d) the actual costs associated with the technology transfer to a Third Party manufacturer to enable Manufacturing of that Licensed Product, including without limitation any upfront and milestone based payments and startup costs associated therewith.

“Distribution Costs” means the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Licensed Product in the Profit-Share Territory, including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, logistics, credit and collection and other such activities.

“Fully Burdened Manufacturing Cost” or “FBMC” means one hundred percent (100%) of each Party’s actual manufacturing cost (as defined in each Party’s accounting policies consistently applied) of goods produced, as determined by each Party manufacturing or contracting with a Third Party for each stage of the manufacturing process, in accordance with GAAP (as used in this definition of FBMC, the “Cost of Goods”), including product quality assurance/control costs, plus applicable Allocable Overhead.

“General and Administrative Costs” or “G&A Costs” means costs equal to [ * ] (“G&A Rate”) of the sum of [ * ] both Parties shall use such revised G&A Rate going forward in calculating General and Administrative Costs.

“Gross Sales” means the gross amount invoiced by Genentech, its Affiliates or sublicensees (for the purpose of this definition only, the term sublicensee shall include entities to which Genentech sells a Licensed Product in a form other

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

than final form, including without limitation OEM manufacturer and distributors, whether or not a sublicense is expressly granted) for sales of Licensed Products (such products being in final form intended for use by the end user) in the Profit-Share Territory to any Third Party in arms-length transactions. Consideration for sales of Licensed Products in the Profit-Share Territory for other than cash shall be valued at fair market value at the time of final sale. Sales between Genentech and its Affiliates or sublicensees shall be disregarded for purposes of calculating Gross Sales, except if the purchasing entity is the end-user.

“Marketing Costs” means the specific direct costs incurred by Genentech for marketing a Licensed Product in the Profit-Share Territory, including costs incurred for marketing, promotion, advertising, promotional materials, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, and other similar activities for the Licensed Product in the Profit-Share Territory. Such costs will include internal costs (e.g., salaries, benefits, travel, supplies and materials), applicable Allocable Overhead, and outside services and expenses (e.g., consultants, agency fees, meeting costs), in all cases as directly applicable to a specific Licensed Product in the Profit-Share Territory. The Marketing Costs shall also include activities related to obtaining reimbursement from payers and costs of sales and marketing data, in all cases only as directly applicable to a specific Licensed Product in the Profit-Share Territory. The Marketing Costs will specifically exclude the costs of activities that promote either Party’s business as a whole without being product specific (e.g., corporate image advertising).

“Operating Profit (Loss)” means Gross Sales of all Licensed Products in the Profit-Share Territory less the following items with respect to each Licensed Product in the Profit-Share Territory, all for a given period: [ * ], all of which as properly chargeable and allocable on a Licensed Product-by-Licensed Product basis. All calculations will be made using, and all defined and undefined terms will be construed in accordance with GAAP and consistent with generally accepted costing methods (including appropriate Allocable Overhead) for similar products in the pharmaceutical industry.

“Other Operating Income/Expense” means any of the following: (a) [ * ] of any Licensed Product in the Profit-Share Territory, to the extent not previously captured; (b) amounts with respect to[ * ] that will be shared pursuant to Article [ * ] of this Agreement; (c) costs of [ * ] with respect to the Licensed Product (provided that if such costs are allocated between products the Parties will discuss the method of such allocation, which method must be reasonable); (d) costs of [ * ] that, pursuant to Article [ * ], will be included in Operating Profit (Loss); (e) costs to [ * ]; and (f) any [ * ] of Licensed Products in the Profit-Share Territory, excluding any [ * ] already accounted for in Fully Burdened Manufacturing Cost.

“Report Table” means the table set forth in this Appendix that specifies the frequency and timing of submissions for specific reporting events.

“Sales Costs” means costs, including Allocable Overhead, incurred by a Party pursuant to sales activities pursuant to a Promotion Plan or otherwise authorized under this Agreement for a Licensed Product in the Profit-Share Territory, which costs are specifically identifiable with such authorized sales efforts for Licensed Products in the Profit-Share Territory, with respect to all markets, including the managed care market.

“Sales Returns and Allowances” means the sum of (a) and (b), where:
(a) is a provision, determined by a Party under GAAP for sales of Licensed Products in the Profit-Share Territory for (i) trade, cash and quantity discounts on Licensed Products in the Profit-Share Territory granted and which are included in the determination of Gross Sales; (ii) credits or allowances given or made for rejection or return of previously sold Licensed Products in the Profit-Share Territory or for retroactive price reductions (including rebates similar to Medicare and/or Medicaid); (iii) sales tax, VAT taxes, and other taxes, duties or other governmental charges levied on or measured by the billing amount for Licensed Products in the Profit-Share Territory, as adjusted for rebates or refunds, that are borne by the seller thereof and that are not refundable and to the extent noncreditable; and (iv) discounts pursuant to indigent patient programs and patient discount programs, including the impact of price caps and patient assistance programs; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) is a periodic adjustment of the provision determined in clause (a) to reflect amounts actually incurred by each Party in the Territory for items (i), (ii), (iii), and (iv) in clause (a). The provision allowed in clause (a) and adjustments made in clause (b) (if any) will be reviewed by the financial representatives from the Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B
Development Criteria
[ * ]

v
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D
Development Plan and Development End-Point

o	[ * ]

The patient population for this study will be cancer patients with advanced solid tumors. Entry criteria are summarized below.

INCLUSION CRITERIA

•
The subject has a histologically confirmed solid tumor that is metastatic or unresectable, and for which standard curative or palliative measures do not exist or are no longer effective, and there are no therapies known to prolong survival.

•	The subject has disease that is assessable by tumor marker, physical, or radiologic means.

•	The subject is ≥18 years old.

•	The subject’s weight is ≥55 kg and ≤120 kg.

•	The subject has an Eastern Cooperative Oncology Group (“ECOG”) performance status ≤2.

•
The subject has organ and marrow function as follows: absolute neutrophil count (“ANC”) ≥1500/mm3, platelets ≥100,000/dL, hemoglobin ≥9 g/dL, bilirubin ≤1.5 mg/dL, serum creatinine ≤1.5 mg/dL or creatinine clearance ≥60 mL/min, and alanine aminotransferase (“ALT”) and aspartate aminotransferase (“AST”) ≤2.5 times the upper limit of normal if no liver involvement, or ≤5 times the upper limit of normal with liver involvement.

•	The subject is capable of understanding and complying with the protocol and has signed the informed consent document.

•	Sexually active subjects (male and female) must use medically acceptable methods of contraception during the course of the study.

•	Female subjects of childbearing potential must have a negative pregnancy test at screening.

•
If a subject has received more than three prior regimens of cytotoxic chemotherapy, more than two biologic regimens, or more than 3000 cGy to >25% of his or her bone marrow, the sponsor must determine subject suitability before enrollment.

•
The subject has had no other diagnosis of malignancy (unless non-melanoma skin cancer or a malignancy diagnosed ³5 years ago, and has had no evidence of disease for 5 years prior to screening for this study).

EXCLUSION CRITERIA

•	The subject has received anticancer treatment (e.g., chemotherapy, radiotherapy, cytokines, or hormones) within 30 days (6 weeks for nitrosoureas or mitomycin C) before the first dose of study drug.

•	The subject has received radiation to >25% of his or her bone marrow within 30 days of study entry.

•
The subject has not recovered to grade ≤1 from adverse events (“AEs”) or to within 10% of baseline values due to investigational or other agents administered more than 30 days prior to study enrollment.

•	The subject has received another investigational agent within 30 days of the first dose of study drug.

•	The subject has known brain metastases.

•
The subject has an uncontrolled intercurrent illness including, but not limited to, ongoing or active infection, symptomatic congestive heart failure, unstable angina pectoris, cardiac arrhythmia, or psychiatric illness/social situations that would limit compliance with study requirements.

•	The subject is pregnant or breastfeeding.

•	The subject is known to be positive for the human immunodeficiency virus (“HIV”).

•	The subject has an allergy or hypersensitivity to components of the formulation.

•	The subject is unable or unwilling to abide by the study protocol or cooperate fully with the investigator or designee.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The dose for the first cohort will be selected based on published FDA guidelines, referenced as follows: “General Guide for Starting Dose Selection for a Cytotoxic Agent in Cancer Patients” (www.fda.gov/cder/cancer/docs/doseflow.pdf).

For the initial cohorts in study, XL518 drug substance will be provided in powder form accompanied by a pharmaceutically appropriate aqueous vehicle for oral administration as a solution and/or suspension (“PIB”). A solid oral dosage form will be developed and introduced in the Phase 1 clinical trial with appropriate PK and safety monitoring.
Following the initial cohort, additional subjects will be enrolled and receive higher doses of XL518 as outlined below.

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E
Certain Research to be Performed by the Parties for the Existing Compound

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit F

TERMS OF CO-PROMOTION AGREEMENT
Without limiting the generality of either Party’s rights and obligations contained in the Agreement, the Co-Promotion Agreement shall, in addition to such other terms as the Parties may agree and as are customary in an agreement of that type, include the following terms and conditions, unless otherwise agreed upon by the Parties:

Allocation of Promotional Responsibilities
Each year, the JCC shall decide the activities to be performed by each Party during the upcoming calendar year for the promotion of a Licensed Product in the Profit-Share Territory based on indication(s) then available and expected to be available during the calendar year for co-promotion of the Licensed Product in the Profit-Share Territory. The promotional activities shall be reviewed and may be modified or adjusted during a calendar year if both Parties so agree.
As a fundamental principle of co-promotion in the Profit-Share Territory, Exelixis shall have the right to field up to 25% of the total [ * ] within the sales force for the Licensed Product, over a calendar year. Genentech shall have the right to [ * ], and the [ * ].

Details
The JCC shall establish sales promotion thresholds, measures of sales performance and shortfall provisions (e.g., the target number of and allocation thereof between the Parties, and the remedies in case of shortfall of the allocated activities by one Party, etc.) in the definitive Co-Promotion Agreement.

Breach
The Parties shall jointly establish standards and consequences for material breach of the co-promotion obligations (e.g., the threshold of material breach and remedies therefor, including without limitation the possibility of termination of the breaching Party’s co-promotion right, etc.) set forth in the definitive Co-Promotion Agreement.

[ * ]	Exelixis shall not [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit G: Press Release

Contact:
Charles Butler
Director,
Corporate Communications
Exelixis, Inc.
(650) 837-7277
cbutler@exelixis.com

EXELIXIS SIGNS CO-DEVELOPMENT AGREEMENT WITH GENENTECH FOR SMALL MOLECULE ONCOLOGY COMPOUND

-New Collaboration Focuses on Novel Compound Targeting MEK-

South San Francisco, CA – January 2, 2006 – Exelixis, Inc. (Nasdaq: EXEL) today announced that it has entered into an agreement with Genentech, Inc. for the worldwide co-development of XL518, a small-molecule inhibitor of MEK. Exelixis submitted an Investigational New Drug application (IND) for XL518 to the U.S. Food and Drug Administration (FDA) on December 20, 2006. MEK, also known as mitogen activated protein kinase (MAPK) kinase, is a key component of the RAS/RAF/MEK/ERK pathway, which is frequently activated in human tumors. Inappropriate activation of the MEK/ERK pathway can promote cell growth in the absence of exogenous growth factors.

Under the terms of the agreement, Exelixis will receive upfront and milestone payments totaling $40 million upon signing of the agreement and with the submission of the IND for XL518 to the FDA. Exelixis is responsible for developing XL518 through the end of Phase I. If Genentech exercises its option to further develop XL518, Exelixis will receive an additional payment and Genentech will be responsible for further development, including all further development costs. Exelixis has the option to co-promote in the United States along with Genentech. Exelixis has a substantial share in the marketing and commercialization costs, as well as an initial equal share in profits in the United States, which will decrease as sales increase. Exelixis will receive royalties on any sales of the product which may be commercialized outside the United States.

“Genentech is a leading innovator of important new cancer therapies, and we believe that this collaboration validates the significant potential of XL518 to be the first in a new class of drugs targeting critical intracellular signaling pathways,” said George A. Scangos, Ph.D., president and chief executive officer of Exelixis. “This collaboration also combines our world class drug discovery and development platform with Genentech’s proven track record in commercializing novel compounds that positively impact the lives of patients with cancer. This is our second strategic collaboration with Genentech, and we look forward to strengthening our relationship with Genentech on the development of this promising compound.”

About Exelixis
Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis' broad product pipeline includes investigational compounds in Phase II and Phase I clinical development for cancer and renal disease. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb Company, Genentech, Wyeth Pharmaceuticals and Sankyo. For more information, please visit the company's web site at www.exelixis.com.

x
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Forward Looking Statement
This press release contains forward-looking statements, including, without limitation, all statements related to the clinical and commercial potential of XL518 as well as anticipated payments, costs and profits under the agreement. Words such as "believes," "anticipates," "plans," "expects," "intends," "will," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties and past performance is not indicative of future results. Exelixis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that products candidates that appeared promising in early research do not demonstrate safety or efficacy in clinical trials; the ability of the company to advance preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company's compounds. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' quarterly report on Form 10-Q for the quarter ended September 30, 2006 and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.